Registration No. 333-134756
                                                Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

                         HOUSTON AMERICAN ENERGY CORP.

                              --------------------

                        8,264,583 Shares of Common Stock

     This prospectus covers resales of shares of our common stock by certain selling securityholders named herein. This prospectus also covers resales by selling securityholders of shares of our common stock underlying warrants issued to placement agents in connection with the placement of common stock and convertible notes.

     The selling securityholders may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the selling securityholders.

     Our common stock is traded on the OTC Electronic Bulletin Board under the symbol "HUSA.OB". The last reported sale price of our common stock on the OTC Electronic Bulletin Board on June 1, 2006 was $4.15 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         PROSPECTUS DATED June 16, 2006

     We will pay all expenses of this offering except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the selling securityholders. Estimated expenses payable in connection with this offering are approximately $25,000. The aggregate proceeds to the selling securityholders will be the purchase price of common stock sold less the aggregate agents' commissions and underwriters' discounts, if any. We have agreed to indemnify the selling securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

                                     TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
About this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Caution about Forward-Looking Statements. . . . . . . . . . . . . . . . . . . . . . . .  12
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Market for Registrant's Common Equity and Related Stockholder Matters . . . . . . . . .  12
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Management's Discussion and Analysis of Financial Condition and Results of Operations .  13
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Certain Relationships and Related Transactions. . . . . . . . . . . . . . . . . . . . .  33
Security Ownership of Certain Beneficial Owners and Management. . . . . . . . . . . . .  34
Selling Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Index to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . . . .  45

                              ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus and in our Financial Statements and related notes and other documents incorporated herein by reference.

                                   OUR COMPANY

Houston American Energy Corp. is an oil and gas exploration and production company. In addition to seeking out oil and gas prospects using advanced seismic techniques, we utilize the contacts of John F. Terwilliger, our sole executive officer, to identify potential acquisition targets in the Onshore Texas Gulf Coast Region of the State of Texas, where Mr. Terwilliger has been involved in oil and gas exploration and production activities since 1983. Further, we have through an interest in a limited liability company, interests in multiple concessions in the South American country of Colombia. As a result, we expect to be active in Colombia for the foreseeable future. Moreover, as well as our own drilling activities and acquisition strategy, we may also encourage others in the oil and gas industry to enter into partnerships or joint ventures with us for the purpose of acquiring properties and conducting drilling and exploration activities.

Our principal executive offices are located at 801 Travis Street, Suite 2020, Houston, Texas 77007 and our telephone number is (713) 222-6966.

                                            THE OFFERING
Securities offered:
        Common stock          8,264,583 shares(1)

Common stock outstanding
  before this offering        27,820,172 shares(2)

Common stock outstanding
  after this offering         28,235,172 shares(3)

Use of proceeds               We will not receive any proceeds from the sale of common stock by the selling shareholders

OTCBB symbol                  HUSA

Risk Factors                  Purchase of the common stock offered hereby involves certain risk, including risks associated with need for additional capital, operating losses, uncertain value or decline in value of reserves, dependence upon management and third parties, and operating risks in the oil and gas industry, among others.  See "Risk
                              Factors."

(1) Consists of (a) 7,849,583 shares presently outstanding, including 2,125,000 shares issued upon conversion of 8% Subordinated Convertible Notes and 191,250 shares issued upon conversion of $1.00 placement agent warrants, and (b) 415,000 shares issuable upon exercise of $3.00 placement agent warrants to purchase 415,000 shares of common stock.
(2)  Shares outstanding as of June 1, 2006.
(3)  Assumes exercise of 415,000 warrants.

                                  RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the following risk factors, as well as other information we include in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

RISKS RELATED TO THE OIL AND NATURAL GAS INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

     The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

     -    changes in global supply and demand for oil and natural gas;
     - the actions of the Organization of Petroleum Exporting Countries, or OPEC;
     -    the price and quantity of imports of foreign oil and natural gas;
     - political conditions, including embargoes, in or affecting other oil-producing activity;
     - the level of global oil and natural gas exploration and production activity;
     -    the level of global oil and natural gas inventories;
     -    weather conditions;
     -    technological advances affecting energy consumption; and
     -    the price and availability of alternative fuels.

     Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A SUBSTANTIAL PERCENTAGE OF OUR PROPERTIES ARE UNDEVELOPED; THEREFORE THE RISK ASSOCIATED WITH OUR SUCCESS IS GREATER THAN WOULD BE THE CASE IF THE MAJORITY OF OUR PROPERTIES WERE CATEGORIZED AS PROVED DEVELOPED PRODUCING.

     Because a substantial percentage of our properties are unproven (approximately 99% by acreage), or proved undeveloped, we may require significant additional capital to prove and develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

     While our current business plan is to fund the development costs with funds from our April 2006 private placement of common stock and cash flow from our other producing properties, if such funds and cash flow are not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read "-Reserve estimates depend on many assumptions that may turn out to be inaccurate" (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

     - delays imposed by or resulting from compliance with regulatory requirements;
     -    pressure or irregularities in geological formations;
     -    shortages of or delays in obtaining equipment and qualified personnel;
     -    equipment failures or accidents;
     -    adverse weather conditions;
     -    reductions in oil and natural gas prices;
     -    title problems; and
     -    limitations in the market for oil and natural gas.

IF OIL AND NATURAL GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITE-DOWNS OF THE CARRYING VALUES OF OUR OIL AND NATURAL GAS PROPERTIES, POTENTIALLY NEGATIVELY IMPACTING THE TRADING VALUE OF OUR SECURITIES.

     Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down could constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

     The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this report.

     In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

     Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

     You should not assume that the present value of future net revenues from our proved reserves, as reported from time to time, is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities.

WE ARE DEPENDENT UPON THIRD PARTY OPERATORS OF OUR OIL AND GAS PROPERTIES.

     Under the terms of the Operating Agreements related to our oil and gas properties, third parties act as the operator of our oil and gas wells and control the drilling activities to be conducted on our properties. Therefore, we have limited control over certain decisions related to activities on our properties, which could affect our results of operations. Decisions over which we have limited control include:

     -    the timing and amount of capital expenditures;
     -    the timing of initiating the drilling and recompleting of wells;
     -    the extent of operating costs; and
     -    the level of ongoing production.

PROSPECTS THAT WE DECIDE TO DRILL MAY NOT YIELD OIL OR NATURAL GAS IN COMMERCIALLY VIABLE QUANTITIES.

     Our prospects are properties on which we have identified what we believe, based on available seismic and geological information, to be indications of oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage (99%) of our reserves are currently unproved reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

WE MAY INCUR SUBSTANTIAL LOSSES AND BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS AS A RESULT OF OUR OIL AND NATURAL GAS OPERATIONS.

     We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

     - environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
     -    abnormally pressured formations;
     - mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
     -    fires and explosions;
     -    personal injuries and death; and
     -    natural disasters.

     Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

     -    discharge permits for drilling operations;
     -    drilling bonds;
     -    reports concerning operations;
     -    the spacing of wells;
     -    unitization and pooling of properties; and
     -    taxation.

     Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

OUR OPERATIONS MAY INCUR SUBSTANTIAL LIABILITIES TO COMPLY WITH THE ENVIRONMENTAL LAWS AND REGULATIONS.

     Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

OUR OPERATIONS IN COLOMBIA ARE SUBJECT TO RISKS RELATING TO POLITICAL AND ECONOMIC INSTABILITY.

     We currently have interests in multiple oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

UNLESS WE REPLACE OUR OIL AND NATURAL GAS RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOWS AND INCOME.

     Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

OUR SUCCESS DEPENDS ON OUR MANAGEMENT TEAM AND OTHER KEY PERSONNEL, THE LOSS OF ANY OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     Our success will depend on our ability to retain John F. Terwilliger, our sole executive officer, and to attract other experienced management and non-management employees, including engineers, geoscientists and other technical and professional staff. We will depend, to a large extent, on the efforts, technical expertise and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary personnel, our business operations could be adversely affected.

THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OIL FIELD SERVICES COULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE ON A TIMELY BASIS OUR EXPLORATION AND DEVELOPMENT PLANS WITHIN OUR BUDGET.

     Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development and exploration operations. As the price of oil and natural gas increases, the demand for production equipment and personnel will likely also increase, potentially resulting, at least in the near-term, in shortages of equipment and personnel. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

IF OUR ACCESS TO MARKETS IS RESTRICTED, IT COULD NEGATIVELY IMPACT OUR PRODUCTION, OUR INCOME AND ULTIMATELY OUR ABILITY TO RETAIN OUR LEASES.

     Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

     We may operate in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

WE MAY NEED ADDITIONAL FINANCING TO SUPPORT OPERATIONS AND FUTURE CAPITAL COMMITMENTS.

     While we presently believe that our operating cash flows and funds on hand will support our ongoing operations and anticipated future capital requirements, a number of factors could result in our needing additional financing, including reductions in oil and natural gas prices, declines in production, unexpected developments in operations that could decrease our revenues, increase our costs or require additional capital contributions and commitments to new acquisition or drilling programs. We have no commitments to provide any additional financing, if needed, and may be limited in our ability to obtain the capital necessary to support operations, complete development, exploitation and exploration programs or carry out new acquisition or drilling programs. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable, on acceptable terms, to raise the required capital, our business may be seriously harmed or even terminated.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

     The price of our common stock quoted on the OTCBB constantly changes. We expect that the market price of our common stock will continue to fluctuate.

     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

     -    quarterly variations in our operating results;
     - operating results that vary from the expectations of management, securities analysts and investors;
     -    changes in expectations as to our future financial performance;
     - announcements by us, our partners or our competitors of leasing and drilling activities;
     - the operating and securities price performance of other companies that investors believe are comparable to us;
     -    future sales of our equity or equity-related securities;
     - changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;
     -    fluctuations in oil and gas prices;
     -    departures of key personnel; and
     -    regulatory considerations.

     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

SHARES OF OUR COMMON STOCK MAY BE "PENNY STOCKS".

     If the market price per share of our common stock is less than $5.00, the shares of our common stock will be "penny stocks" as defined in the Exchange Act. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of our common stock. In addition, the "penny stock" rules adopted by the SEC under the Exchange Act subject the sale of shares of our common stock to regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling penny stocks must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in penny stocks.

     Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, the SEC's rules may limit the number of potential purchasers of shares of our common stock. Moreover, various state securities laws impose restrictions on transferring "penny stocks," and, as a result, investors in our common stock may have their ability to sell their shares impaired.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE.

     Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

OUR CHARTER AND BYLAWS, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND ALSO COULD LIMIT THE PRICE THAT INVESTORS ARE WILLING TO PAY IN THE FUTURE FOR SHARES OF OUR COMMON STOCK.

     Delaware corporate law and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

     - authorize our board of directors to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of our common stock;
     - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;
     -    provide that directors may be removed only for cause; and
     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Taken together, these provisions of our charter, bylaws and Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and also could limit the price that investors are willing to pay in the future for shares of our common stock.

OUR MANAGEMENT OWNS A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM INFLUENCE OR CONTROL IN CORPORATE TRANSACTIONS AND OTHER MATTERS, AND THEIR INTERESTS COULD DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

     At June 1, 2006, our directors and executive officer, owned approximately 46 percent of our outstanding common stock. As a result, our current directors and executive officer are in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Such level of control of the company may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

                     MARKET FOR REGISTRANT'S COMMON EQUITY
                        AND RELATED STOCKHOLDER MATTERS

Since January 18, 2002, our Common Stock has been listed on the over-the-counter
electronic bulletin board ("OTCBB") under the symbol "HUSA".   The following
table sets forth the range of high and low bid prices for each quarter during the past two fiscal years.

                                     High    Low
                                    ------  ------
Calendar Year 2006

      First Quarter . . . . . . . .   3.85    2.90

Calendar Year 2005

      Fourth Quarter. . . . . . . .   3.50    2.65
      Third Quarter . . . . . . . .   2.75    1.00
      Second Quarter. . . . . . . .   1.25    0.76
      First Quarter . . . . . . . .   1.00    0.78

Calendar Year 2004

      Fourth Quarter. . . . . . . .   1.05    0.83
      Third Quarter . . . . . . . .   1.10    0.83
      Second Quarter. . . . . . . .   1.35    0.60
      First Quarter . . . . . . . .   1.00    0.65

The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.

At June 1, 2006, the closing bid price of the Common Stock was $4.10.

As of June 1, 2006, there were approximately 972 record holders of our Common Stock.

                                 DIVIDEND POLICY

We have not paid dividends in the past and we intend to retain earnings, if any, and will not pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as the board of directors may deem relevant.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

Houston American Energy was incorporated in April 2001, for the purposes of seeking oil and gas exploration and development prospects. Since inception, we have sought out prospects utilizing the expertise and business contacts of John
F. Terwilliger, our sole executive officer. Through the third quarter of 2002, the acquisition targets were in the Gulf Coast region of Texas and Louisiana, where Mr. Terwilliger has been involved in oil and gas exploration for many years. In the fourth quarter 2002, we initiated international efforts through a Colombian joint venture more fully described below. Domestically and internationally, the strategy is to be a non-operating partner with exploration and production companies that have much larger resources and operations.

OVERVIEW OF OPERATIONS

Our operations are exclusively devoted to natural gas and oil exploration and production.

Our focus, to date and for the foreseeable future, is the identification of oil and gas drilling prospects and participation in the drilling and production of prospects. We typically identify prospects and assemble various drilling partners to participate in, and fund, drilling activities. We may retain an interest in a prospect for our services in identifying and assembling prospects without any contribution on our part to drilling and completion costs or we may contribute to drilling and completion costs based on our proportionate interest in a prospect.

We derive our revenues from our interests in oil and gas production sold from prospects in which we own an interest, whether through royalty interests, working interest or other arrangements. Our revenues vary directly based on a combination of production volumes from wells in which we own an interest, market prices of oil and natural gas sold and our percentage interest in each prospect.

Our well operating expenses vary depending upon the nature of our interest in each prospect. We may bear no interest or a proportionate interest in the costs of drilling, completing and operating prospects on which we own an interest. Other than well drilling, completion and operating expenses, our principal operating expenses relate to our efforts to identify and secure prospects, comply with our various reporting obligations as a publicly held company and general overhead expenses.

Business Developments During 2005

Drilling Activities

During 2005, we drilled 4 successful on-shore domestic wells as follows:

- In May 2005, a well was drilled on the South Sibley Prospect in Webster Parish, Louisiana with multiple pay sands apparently identified. Sales from the well commenced June 28, 2005. We have a 7.5% working interest at an 8.3% net revenue interest carried to point of sales for the well.

- In April 2005, the Baronet #2 well was drilled on the Crowley Prospect in Acadia Parish, Louisiana. The well tested the Hayes Sand and flanks a natural gas well that produced 1.6 BCF of natural gas from the Hayes Sand. After logging 21-feet of apparent net pay, hole conditions deteriorated before logging could be completed. The well was completed and production began in June 2005. We have a 3% working interest and 2.25% net revenue interest until payout for the well.

- In December 2005, the Broussard #1 well was drilled on the Sugarland Prospect in Vermillion Parish, Louisiana with multiple pay sands apparently indicated. The well was completed in January 2006 and production sales are expected to begin in March 2006. We have an 8.25% working interest with a 6.1875% net revenue interest, subject to a 25% working interest back-in at payout.

- In November 2005, the Weil #1 well was drilled on the Hog Heaven Prospect in Jim Hogg County, Texas with multiple pay sands indicated. The well was completed in January 2006 and production sales are expected to begin in March 2006. We have a 4.375% working interest, subject to payment of 5.8334% of costs to the casing point in the first well.

We had no dry holes drilled during 2005.

During 2005, we drilled 10 international wells in South America as follows:

- Drilling of 9 offset wells on the Cara Cara concession in Colombia was completed with production commencing on the Bengala #4, #5, #6, #7ST and #8 and the Jaguar #5, #T5, #T6 and #T7. We hold a 1.59% working interest in each of the wells subject to a 30% reversionary interest to Ecopetrol at payout.

- An oil well, the Tambaqui #5, was drilled and successfully completed under the Tambaqui Association Contract in Columbia and began production in May 2005. We hold a 12.6% working interest and an 11.59% net revenue interest in the well.

Leasehold Activities

During 2005, we invested approximately $506,837 for the acquisition of oil and gas properties, consisting of (1) acquisition, by Hupecol, of the Surimena concession covering approximately 108 square miles, (2) acquisition of a 8.25% interest in the Sugarland Prospect, (3) acquisition of a 4.375% interest in the Hog Heaven Prospect, (4) acquisition of a 15% interest in the West Fargo Prospect, and (5) acquisition of a 15% interest in the Obenhaus Prospect.

Other Developments

Seismic surveying began on our Cara Cara concession in Colombia as part of our planned delineation of additional drilling prospects on the concession. Seismic surveying was completed on our Dorotea and Cabiona concessions to establish drilling prospect locations.

In May 2005, we sold $2,125,000 of 8% Subordinated Convertible Notes Due 2010 to multiple investors to provide funding to support our lease acquisition and drilling activities in the U.S. and Colombia. In connection with the placement of the convertible notes, we issued to the placement agent in the transaction a three year warrant to purchase 191,250 shares of our common stock at $1.00 per share and paid commissions totaling $127,500. Pursuant to the terms of the placement of the convertible notes, we entered into a Registration Rights Agreement with the purchasers of the notes and, pursuant to the Registration Rights Agreement, filed a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the convertible notes as well as the shares issuable upon exercise of the placement agent warrant.

In August 2005, we appointed three additional directors, adopted a stock option plan and fixed the compensation of our non-employee directors.

BUSINESS DEVELOPMENTS DURING 2006

Drilling Activity

During the quarter ended March 31, 2006, we drilled 2 on-shore domestic wells as follows:

- The Obenhaus #1, a 7,100 -foot well on the Obenhaus Prospect in Wilbarger County, Texas was drilled and was a dry hole.

- The Riggins #1, a 6,400-foot test well on the West Fargo Prospect in Wilbarger County, Texas was drilled and was deemed non-commercial.

At March 31, 2006, we had one domestic well being drilled, the DDD-Evans #1, a 8,500-foot test well on the West Turkey Prospect in Hardeman County, Texas that was completed in April 2006. The well went on production on May 2, 2006 and as of May 9th was producing 95 BOPD.

At March 31, 2006, we had plans to drill 5 wells during the balance of 2006.

During the quarter ended March 31, 2006, we drilled 2 international wells in Colombia, both of which were dry holes.

At March 31, 2006, we had 1 well being drilled in Colombia with plans to drill 19 wells during the balance of 2006.

Leasehold Activity

During the quarter ended March 31, 2006, we acquired interests in one additional domestic prospect, a 10% working interest with a 7.5% net revenue interest in the 91.375 acre West Turkey Prospect in Hardeman County, Texas.

Seismic Activity

During the quarter ended March 31, 2006, we continued our ongoing investment in acquiring and developing seismic data with respect to our Colombian properties with shooting being completed on approximately 133 square miles of prospect acreage during the quarter.

Capital Raising Activity

In April 2006, we sold, in a private placement, 5,533,333 shares of common stock for gross proceeds of $16,599,999. In connection with the private placement of shares, we paid to the placement agent commissions of $1,162,000 and issued to the placement agent five year warrants to purchase 415,000 shares of common stock at $3.00 per share.

In May 2006, we repaid loans from our principal shareholder, in the principal amount of $900,000, from the proceeds of the April 2006 private placement.

In May 2006, we exercised our right to cause our outstanding 8% Subordinated Convertible Notes, in the aggregate principal amount of $2,125,000, to be converted into 2,125,000 shares of common stock.

CRITICAL ACCOUNTING POLICIES

The following describes the critical accounting policies used in reporting our financial condition and results of operations. In some cases, accounting standards allow more than one alternative accounting method for reporting, such is the case with accounting for oil and gas activities described below. In those cases, our reported results of operations would be different should we employ an alternative accounting method.

Full Cost Method of Accounting for Oil and Gas Activities. The Securities and Exchange Commission ("SEC") prescribes in Regulation S-X the financial accounting and reporting standards for companies engaged in oil and gas producing activities. Two methods are prescribed: the successful efforts method and the full cost method. We follow the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the exploration for and development of oil and gas reserves are capitalized. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping successful and unsuccessful oil and gas wells and related internal costs that can be directly identified with acquisition, exploration and development activities, but does not include any cost related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized unless significant amounts of oil and gas reserves are involved. No corporate overhead has been capitalized as of December 31, 2005. The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves are amortized on a units-of-production method over the estimated productive life of the reserves. Unevaluated oil and gas properties are excluded from this calculation. The capitalized oil and gas property costs, less accumulated amortization, are limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues from the projected production of proved oil and gas reserves, calculated at prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) and a discount factor of 10%; (b) the cost of unproved and unevaluated properties excluded from the costs being amortized; (c) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (d) related income tax effects. Excess costs are charged to proved properties impairment expense.

Unevaluated Oil and Gas Properties. Unevaluated oil and gas properties consist principally of our cost of acquiring and evaluating undeveloped leases, net of an allowance for impairment and transfers to depletable oil and gas properties. When leases are developed, expire or are abandoned, the related costs are transferred from unevaluated oil and gas properties to depletable oil and gas properties. Additionally, we review the carrying costs of unevaluated oil and gas properties for the purpose of determining probable future lease expirations and abandonments, and prospective discounted future economic benefit attributable to the leases. We record an allowance for impairment based on a review of present value of future cash flows. Any resulting charge is made to operations and reflected as a reduction of the carrying value of the recorded asset. Unevaluated oil and gas properties not subject to amortization include the following at December 31, 2005 and March 31, 2006:

                             At December 31, 2005   At March 31, 2006
                             ---------------------  ------------------
          Acquisition costs  $              44,548  $           98,807
          Evaluation costs                 151,346             723,900
                             ---------------------  ------------------
              Total          $             195,894  $          822,707
                             =====================  ==================

The carrying value of unevaluated oil and gas prospects include $151,039 and $706,353 expended for properties in South America at December 31, 2005 and March 31, 2006, respectively. We are maintaining our interest in these properties and development has or is anticipated to commence within the next twelve months.

Subordinated Convertible Notes and Warrants - Derivative Financial Instruments. The Subordinated Convertible Notes and Warrants issued during 2005 have been accounted for in accordance with SFAS 133 and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.

We have identified the following instruments and derivatives requiring evaluation and accounting under the relevant guidance applicable to financial derivatives:

     -    Subordinated Convertible Notes
     -    Conversion feature
     -    Conversion price reset feature
     -    Company's optional redemption right
     -    Warrants
     -    Warrants exercise price reset feature

We have identified the conversion feature; the conversion price reset feature and our optional early redemption right within the Convertible Notes to represent embedded derivatives. These embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with EITF 00-19. The conversion feature, the conversion price reset feature and our optional early redemption right within the Convertible Notes have been bundled together as a single hybrid compound instrument in accordance with SFAS No. 133 Derivatives Implementation Group Implementation Issue No. B-15, "Embedded Derivatives: Separate Accounting for Multiple Derivative Features Embedded in a Single Hybrid Instrument."

We have identified the common stock warrant to be a detachable derivative. The warrant exercise price reset provision is an embedded derivative within the common stock warrant. The common stock warrant and the embedded warrant exercise price reset provision have been accounted for as a separate single hybrid compound instrument.

The single compound embedded derivatives within Subordinated Convertible Notes and the derivative liability for Warrants have been recorded at fair value at the date of issuance (May 4, 2005); and are marked-to-market each quarter with changes in fair value recorded to our income statement as "Net change in fair value of derivative liabilities." We have utilized a third party valuation firm to fair value the single compound embedded derivatives under the following methods: a layered discounted probability-weighted cash flow approach for the single compound embedded derivatives within Subordinated Convertible Notes; and the Black-Scholes model for the derivative liability for Warrants based on a probability weighted exercise price".

The fair value of the derivative liabilities are subject to the changes in the trading value of our common stock. As a result, our financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of our stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005

Oil and Gas Revenues. Total oil and gas revenues increased 49.5% to $666,172 in the three months ended March 31, 2006 when compared to the three months ended March 31, 2005. The increase in revenue is due to (1) increased production resulting from the development of the Columbian fields and the new domestic wells that have come on line during 2005, and (2) increases in oil and gas prices. We had interests in 17 producing wells in Colombia and 14 producing wells in the U.S. during the 2006 quarter as compared to 11 producing wells in Columbia and 7 producing wells in the U.S. during the 2005 quarter. Average prices from sales were $50.85 per barrel of oil and $8.38 per mcf of gas during the 2006 quarter as compared to $42.12 per barrel of oil and $5.33 per mcf of gas during the 2005 quarter.

                             Columbia     U.S.     Total
                             ---------  --------  --------
          2006 Quarter
              Oil sales      $ 446,476  $ 18,038  $464,514
              Gas sales              -   201,658   201,658
          2005 Quarter
              Oil sales        323,892    21,855   345,747
              Gas sales              -    99,763    99,763

Lease Operating Expenses. Lease operating expenses, excluding joint venture expenses relating to our Columbian operations discussed below, increased 14.0% to $194,651 in the 2006 quarter from $170,773 in the 2005 quarter. The increase in lease operating expenses was attributable to the increase in the number of wells operated during the 2006 period (31 wells as compared to 18 wells). Following is a summary comparison of lease operating expenses for the periods.

                             Columbia    U.S.     Total
                            ---------  --------  --------
          2006 Quarter       $ 146,904  $47,747  $194,651
          2005 Quarter         163,604    7,169   170,773

Joint Venture Expenses. Our allocable share of joint venture expenses attributable to the Colombian Joint Venture totaled $49,478 during the 2006 quarter and $13,823 for the first quarter of 2005. The increase in joint venture expenses was attributable to an increase in operational activities of the joint venture in acquiring new concessions.

Depreciation and Depletion Expense. Depreciation and depletion expense was $89,479 and $62,627 for the quarter ended March 31, 2006 and 2005, respectively. The increase is due to increases in domestic and Colombian production.

General and Administrative Expenses. General and administrative expense increased by 25.9% to $211,579 during the first quarter 2006 from $168,096 in the first quarter 2005. The increase in general and administrative expense was primarily attributable to professional fees to the auditors and fees incurred in calculating the effects of FASB 133.

Other Expense. Other expense consists of financing costs in the nature of interest and deemed interest associated with outstanding shareholder loans and convertible notes and warrants issued in May 2005 and foreign income taxes. Certain features of the convertible notes and warrants resulted in the recording of a deemed derivative liability on the balance sheet and periodic interest associated with the deemed derivative liabilities and changes in the fair market value of those deemed liabilities.

Other expenses, in total, increased from $29,326 in the first quarter of 2005 to $247,206 in the first quarter of 2006. The increase in other expenses was attributable to interest incurred on the convertible notes issued in May 2005 and deemed interest and related charges associated with the derivative liability as well as an increase in foreign income taxes. During the 2005 period, other expense was entirely attributable to interest accruing on a shareholder loan ($18,000) and income taxes attributable to operations in Colombia ($11,326). During the 2006 period, other expense related primarily to deemed interest on the derivative liability ($16,890), the net change in fair value of the derivative liability ($103,077), interest accrued on the convertible notes ($42,500), interest accrued on the shareholder loan ($16,200) and Colombian income taxes ($62,153). The decrease in interest on the shareholder loan was attributable to a partial prepayment of the shareholder loan during 2005.

Subsequent to March 31, 2006, the shareholder loan, in the principal amount of $900,000, was repaid in full from the proceeds of the Company's April 2006 private placement and, in May 2006, the subordinated convertible notes were converted into common stock. Accordingly, interest expense is expected to decrease substantially in, and following, the quarter ended June 30, 2006.

YEAR ENDED DECEMBER 31, 2005 COMPARED TO YEAR ENDED DECEMBER 31, 2004

Oil and Gas Revenues. Total oil and gas revenues increased $1,598,394, or 135.2%, to $2,780,457 in fiscal 2005 compared to $1,182,063 in fiscal 2004. The increase in revenue is due to (1) increased production resulting from the development of the Colombian fields and the new domestic wells that have come on line during 2004 and 2005 and (2) increases in oil prices. We had interests in 17 producing wells in Colombia and 14 producing wells in North America during 2005 as compared to 8 producing wells in Colombia and 8 producing wells in North America during 2004. Average prices from sales were $47.89 per barrel of oil and $7.83 per mcf of gas during 2005 as compared to $33.31 per barrel of oil and $5.43 per mcf of gas during 2004. Following is a summary comparison, by region, of oil and gas sales for the periods.

                                   Colombia    North      Total
                                              America
                                  ----------  --------  ----------
          Year ended 2005
                  Oil sales       $2,041,072  $ 75,115  $2,116,187
                  Gas sales                0   664,270     664,270
          Year ended 2004
                  Oil sales       $  808,472  $ 39,376  $  847,848
                  Gas sales                0   334,215     334,215

Other Revenues. Other revenues, consisting of commission income and interest income, increased by $88,133 to $94,191 in fiscal 2005 as compared to $6,058 in fiscal 2004. The increase in other revenues was attributable to an increase in interest income earned as a result of higher balances held following the 2005 placement of Subordinated Convertible Notes and the receipt during 2005 of a one-time commission of $60,000.

Lease Operating Expenses. Lease operating expenses, excluding joint venture expenses relating to our Colombia operations discussed below, increased 130.5% to $953,624 in 2005 from $413,723 in 2004. The increase in lease operating expenses was attributable to the increase in the number of wells operated during 2005. Following is a summary comparison of lease operating expenses for the years ended December 31, 2005 and 2004.

                                Colombia    North      Total
                                           America
                                ---------  --------  ----------
          Year ended 2005       $ 874,082  $ 79,542  $953,624
          Year ended 2004         354,448    59,275   413,723

Joint Venture Expenses. Joint venture expenses totaled $61,500 in 2005 compared to $41,944 in 2004. The joint venture expenses represent our allocable share of the indirect field operating and region administrative expenses billed by the operator of the Colombian concessions. The increase in joint venture expenses was attributable to increased activities associated with acquiring new concessions in Colombia.

Depreciation and Depletion Expense. Depreciation and depletion expense increased by 71.5% to $363,196 in fiscal 2005 when compared to $211,759 in 2004. The increase in depreciation and depletion expense was primarily attributable to the increased production from new wells coming on line during 2004 and 2005.

General and Administrative Expenses. General and administrative expense increased by 150.7% to $835,829 in 2005 from the $333,412 in 2004. The increase in general and administrative expense was primarily attributable to an increase in payroll expense (up $143,298 from $48,742) as a result of the our payment of a salary to our principal officer beginning in the fourth quarter of 2004 and increases in professional fees (up $354,139, or 235.1%) relating primarily to legal fees associated with the Moose Oil litigation commenced during 2004 and settled in 2005.

Interest Expense. Interest expense increased 155.4% to $183,920 in 2005 compared to $72,000 in 2004. Included in interest expense was $72,000 of interest paid to our principal shareholder in both 2004 and 2005. The increase in interest expense was attributable to the issuance, in May 2005, of $2,125,000 of subordinated convertible notes.

Derivative Related Expenses. In connection with the issuance during 2005 of the subordinated convertible notes and related warrants, we, during 2005, reported derivative related expenses arising in connection with derivative features included in the subordinated convertible notes and the warrants, consisting of derivative interest expense of $319,714 and a charge in the amount of the net change in fair value of derivative liabilities of $402,628. We incurred no similar expenses during fiscal 2004.

Derivative interest expense consisted of (1) the excess of the value of the derivatives embedded in the subordinated convertible notes at closing over the face amount of the notes ($243,485), plus (2) the value of the derivatives embedded in the warrants ($42,063), plus (3) amortization of the recorded discount on the convertible notes ($34,167) over a five year period under the effective interest method.

The expense attributable to the net change in fair value of derivative liabilities consisted of the increase in the recorded derivative liability attributable to derivatives embedded in the subordinated convertible notes from the date of issuance to December 31, 2005 ($15,561) using mark-to-market accounting and the increase in the recorded derivative liability attributable to derivatives embedded in the warrants from the date of issuance to December 31, 2005 ($387,067). We will evaluate the fair value of the derivative liabilities on a quarter-to-quarter basis until the subordinated convertible notes and warrants are no longer outstanding and changes in the fair value of the derivative liability will result in charges or accretions to earnings based on various factors affecting fair value including the price of the Company's stock and the amounts of notes converted and warrants exercised.

Income Tax Expense. Income tax expense increased to $239,201 in fiscal 2005 from $0 in fiscal 2004. The increase in income tax expense during 2005 is attributable to the estimated allocable share of Colombian income tax relating to our interest in our Colombian venture. We recorded no U.S. income tax liability in 2005 or 2004 and at December 31, 2005 had net operating losses of approximately $1,173,000 and foreign tax credits of approximately $239,000.

Operating and Net Income (Loss). Operating income for fiscal 2005 totaled $660,499 as compared to $187,283 in fiscal 2004. Net loss totaled $501,780 in fiscal 2005 as compared to net income of $115,283 in fiscal 2004. The adverse change in net income (loss) in 2005 was attributable, primarily, to the non-cash non-operating charges arising from accounting for derivative features included in the subordinated convertible note financing undertaken in 2005, and, to a lesser extent, to increased fees and interest expense associated with the financing and the incurrence of income tax expense from operations in Colombia.

FINANCIAL CONDITION

Liquidity and Capital Resources. At March 31, 2006 we had a cash balance of $1,262,811 and a working capital deficit of $88,684 compared to a cash balance of $1,724,100 and working capital of $1,771,722 at December 31, 2005. The decrease in cash and working capital during the period was primarily attributable to acquisitions of and investments in oil and gas properties and the classification of $900,000 of shareholder loans as current liabilities at March 31, 2006.

Derivative liabilities of $2,916,252 are recorded as current liabilities at March 31, 2006 as compared to $2,813,175 at December 31, 2005 but are not considered in computing working capital. The derivative liabilities represent the deemed fair value of the embedded derivatives included in the subordinated convertible notes and accompanying warrants that were issued during 2005 as measured at March 31, 2006 and December 31, 2005. Included within the derivative liabilities at March 31, 2006 was $2,073,943 attributable to the derivative features in the subordinated convertible notes which amount is reflected as a discount in the amount of the subordinated convertible note on the balance sheet as compared to $2,090,833 at December 31, 2005.

Following our April 2006 private placement, we repaid the shareholder loan in full.

Operating cash flows for the 2006 quarter totaled $604,946 as compared to cash provided by operations during the 2005 quarter of $72,938. The increase in operating cash flow was primarily attributable to increased operating income ($104,809) and depreciation and depletion ($89,479), decreases in accounts receivable, prepaid and other assets ($324,624) and increases in accounts payable and accrued expenses ($181,269).

Investing activities used $1,066,235 during the 2006 quarter as compared to $511,621 used during the 2005 quarter. The increase in funds used in investing activities during the current quarter was primarily attributable to seismic costs incurred in South America and drilling activity.

We had no financing activities during either the 2006 quarter or the 2005 quarter.

Subsequent to March 31, 2006, we completed a sale of 5,533,333 shares of common stock for gross offering proceeds of $16,599,000. We paid commissions totaling $1,162,000 in connection with the sale of common stock.

Long-Term Debt. At March 31, 2006, we had long-term debt of $92,306 as compared to $975,416 at December 31, 2005. Long-term debt at March 31, 2006 consisted of a reserve for plugging costs of $41,249 and 8% subordinated convertible notes in the principal amount of $2,125,000, recorded net of discounts in the amount of $2,073,943 relating to the fair value of the embedded derivatives included in the subordinated convertible notes. The change in long-term debt was attributable to amortization of the discount on the convertible notes and the reclassification of shareholder loans of $900,000 as current liabilities.

In May 2006, we exercised our right to cause the 8% subordinated convertible notes to be converted into common stock resulting in satisfaction in the full of the notes, in the principal amount of $2,125,000, and the issuance of 2,125,000 shares of common stock.

Capital and Exploration Expenditures and Commitments. Our principal capital and exploration expenditures relate to our ongoing efforts to acquire, drill and complete prospects. With the receipt of additional equity financing in 2003, 2004 and 2006 and the May 2005 sale of convertible notes, and the increase in our revenues, profitability and operating cash flows, we expect that future capital and exploration expenditures will be funded principally through funds on hand and funds generated from operations.

During the first quarter of 2006, we invested approximately $1,066,000 for the acquisition and development of oil and gas properties, consisting of (1) drilling of 3 domestic wells ($254,122), (2) drilling 2 wells in Colombia ($304,947), (3) acquisition of leases domestically ($99,923) and (4) seismic activity in Colombia ($365,242).

At March 31, 2006, our only material contractual obligations requiring determinable future payments were a note payable to our principal shareholder, the 8% subordinated convertible notes and a lease relating to our executive offices which were unchanged when compared to the 2005 Form 10-KSB. As noted above, the shareholder loan was repaid in full and the convertible notes were converted into common stock subsequent to March 31, 2006.

At March 31, 2006, our acquisition and drilling budget for the balance of 2006 totaled approximately $3,093,000, consisting of (1) $1,638,000 for drilling of 20 wells in South America on the Cara Cara, Cabiona and Simon concessions, (2) $1,015,000 to drill 5 domestic wells, and (3) $440,000 for seismic in Colombia. Our acquisition and drilling budget has historically been subject to substantial fluctuation over the course of a year based upon successes and failures in drilling and completion of prospects and the identification of additional prospects during the course of a year.

Management anticipates that our current financial resources, including funding received from the April 2006 common stock offering, combined with our increases in revenues over the past year will meet our anticipated objectives and business operations, including our planned property acquisitions and drilling activities, for at least the next 12 months without the need for additional capital. Management continues to evaluate producing property acquisitions as well as a number of drilling prospects. It is possible, although not anticipated, that we may require and seek additional financing if additional drilling prospects are pursued beyond those presently under consideration.

OFF-BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements or guarantees of third party obligations at March 31, 2006.

INFLATION

We believe that inflation has not had a significant impact on operations since inception.

                                    BUSINESS

GENERAL

Houston American Energy Corp. is an oil and gas exploration and production company. Our oil and gas exploration and production activities are focused on properties in the U.S. onshore Gulf Coast Region, principally Texas and Louisiana, and development of concessions in the South American country of Colombia. We seek to utilize the contacts and experience of our sole executive officer, John F. Terwilliger, to identify favorable drilling opportunities, to use advanced seismic techniques to define prospects and to form partnerships and joint ventures to spread the cost and risks to us of drilling.

EXPLORATION PROJECTS

Our exploration projects are focused on existing property interests, and future acquisition of additional property interests, in the onshore Texas Gulf Coast region, Colombia and Louisiana.

Each of our exploration projects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, leasehold positions, lease options, working interests in leases, partnership or limited liability company interests or other mineral rights. Our percentage interest in each exploration project ("Project Interest") represents the portion of the interest in the exploration project we share with other project partners. Because each exploration project consists of a bundle of assets that may or may not include a working interest in the project, our Project Interest simply represents our proportional ownership in the bundle of assets that constitute the exploration project. Therefore, our Project Interest in an exploration project should not be confused with the working interest that we will own when a given well is drilled. Each exploration project represents a negotiated transaction between the project partners. Our working interest may be higher or lower than our Project Interest.

Our principal exploration projects as of December 31, 2005 consisted on the following:

WEBSTER PARISH, LOUISIANA. In Webster Parish, Louisiana, we hold a 7.5% working interest at an 8.3% net revenue interest carried to point of sales for the first well in over 4,000 acres known as the South Sibley Prospect. Drilling of a 10,600-foot well, the first well, on the South Sibley Prospect, was completed in May 2005 with multiple pay sands apparently identified. Sales from the well commenced June 28, 2005.

We also hold a 7.5% working interest at a 6.055% net revenue interest in the Holley #1 well and associated 640-acre unit, acquired in December 2005, in Webster Parish, Louisiana.

We intend to evaluate additional drilling sites and the drilling of additional wells on our Webster Parish prospects in 2006.

IBERVILLE PARISH, LOUISIANA. In Iberville Parish, Louisiana, we have agreed, subject to final review and approval of supporting documentation, to acquire a 6% working interest and a 4.2% net revenue interest subject to a 20% back in at payout in a 300-acre leasehold known as the Green Jacket Prospect. Subject to completion of the acquisition of the Green Jacket Prospect, drilling of a 13,200-foot test well is expected to begin in the second half of 2006 to test multiple sands at a location based on 3D seismic and being adjacent to a well that produced significant oil from two of the four objective sands.

ACADIA PARISH, LOUISIANA. In Acadia Parish, Louisiana, we hold a 3% working interest and a 2.25% net revenue interest until payout in a 620-acre leasehold known as the Crowley Prospect. The Hoffpauer #1 (formerly the Baronet #1) was drilled in the third quarter of 2004. Commercial production of the well commenced in December 2004. Drilling of a 12,100-foot well, the Baronet #2 well, on the Crowley Prospect in Acadia Parish, Louisiana was completed in April 2005. The well tested the Hayes Sand and flanks a natural gas well that produced 1.6 BCF of natural gas from the Hayes Sand. After logging 21-feet of apparent net pay, hole conditions deteriorated before logging could be completed. The well was completed and production began in June 2005. Assuming the Baronet #2 performs consistently, we may drill a developmental well on the Crowley Prospect during 2006.

VERMILLION PARISH, LOUISIANA. In Vermillion Parish, Louisiana, we hold an 8.25% working interest with a 6.1875% net revenue interest, subject to a 25% working interest back in at payout, in the 425 acre Sugarland Prospect. The Broussard #1 well, a 12,900-foot test well, was drilled on the Sugarland Prospect in December 2005, with indications of multiple pay sands, and was completed in January 2006. Sales from the Broussard #1 are expected to begin in March 2006. We presently have no plans with respect to drilling additional wells on the Sugarland Prospect.

JIM HOGG COUNTY, TEXAS. In Jim Hogg County, Texas, we hold a 4.375% working interest, subject to payment of 5.8334% of costs to the casing point in the first well, in the 500 acre Hog Heaven Prospect. The Weil #1 well, a 6,200-foot test well, was drilled on the Hog Heaven Prospect in November 2005. Electric log and sidewall core analysis indicate multiple pay sands in the Weil #1 well with the well expected to be completed as a natural gas well, with some possible oil production. The well was completed in January 2006 and production and sales are expected to commence in March 2006. Based on the initial indications of multiple pay sands, we intend to evaluate the possible drilling of multiple offset wells beginning in 2006.

VICTORIA COUNTY, TEXAS. In Victoria County, Texas, we hold a 50% working interest at a 40% net revenue interest in the Allar #2 well. The well, acquired in December 2005, was re-completed in January 2006 as a producing gas well. We presently have no plans to drill additional wells in Victoria County.

WILBARGER COUNTY, TEXAS. In Wilbarger County, Texas, we hold a 15% working interest with an 11.25% net revenue interest in the 900-acre West Fargo Prospect. The Riggins #1 well, a 6,400-foot test well, was drilled on the Wells Fargo Prospect in April 2006 and was non-commercial.

We also hold a 15% working interest with an 11.25% net revenue interest in the
1340 acre Obenhaus Prospect in Wilbarger County, Texas.    The Obenhaus #1 well,
a 7,200-foot test well, was drilled on the Obenhaus Prospect in March 2006 and was a dry hole.

LLANOS BASIN, COLOMBIA. In the Llanos Basin, Colombia, we hold interests in (1) a 232,050 acre tract known as the Cara Cara concession, (2) the Tambaqui Association Contract covering 4,400 acres in the State of Casanare, Colombia,
(3) two concessions, the Dorotea Contract and the Cabiona Contract, totaling over 136,000 acres, (4) the Surimena concession covering approximately 69,000 acres, (5) the Las Garzas concession covering approximately 103,000 acres, (6) the Jagueyes Technical Evaluation Agreement ("TEA") covering approximately 324,000 acres, and (7) the Simon TEA covering approximately 166,000 acres.

Our interest in the Cara Cara, Dorotea, Cabiona, Surimena and Las Garzas concessions and the Jagueyes TEA and Simon TEA are held through an interest in Hupecol, LLC. We hold a 12.5% working interest in each of the prospects of Hupecol. In conjunction with our interest in Hupecol, we also acquired, and hold, a 12.6% working interest, with an 11.31% net revenue interest, in the Tambaqui Association Contract.

The first well drilled in the Cara Cara concession, the Jaguar #1 well, was completed in April 2003 with initial production of 892 barrels of oil per day. In conjunction with the efforts to develop the Cara Cara concession, Hupecol acquired 50 square miles of 3D seismic grid surrounding the Jaguar #1 well and other prospect areas. That data is being utilized to identify additional drill site opportunities to develop a field around the Jaguar #1 well and in other prospect areas within the grid.

Our working interest in the Cara Cara concession and the Tambaqui Association Contract are subject to an escalating royalty of 8% on the first 5,000 barrels of oil per day, increasing to 20% at 125,000 barrels of oil per day. Our interest in the Tambaqui Association Contract is subject to reversionary interests of Ecopetrol, the state owned Colombian oil company, that could cause 50% of the working interest to revert to Ecopetrol after we have recouped four times our initial investment. Our working interest in the additional concessions is subject to an escalating royalty ranging from 8% to 20% depending upon production volumes and pricing and an additional 6% to 10% per concession when 5,000,000 barrels of oil have been produced on that concession.

In December 2003, we exercised our right to participate in the acquisition, through Hupecol, of over 3,000 kilometers of seismic data in Colombia covering in excess of 20 million acres. The seismic data is being utilized to map prospects in key areas with a view to delineating multiple drilling opportunities. We will hold a 12.5% interest in all prospects developed by Hupecol arising from the acquired seismic data, including the Cabiona and Dorotea concessions acquired in the fourth quarter of 2004, the Surimena concession acquired in the second quarter of 2005, the Las Garzas concession acquired in November 2005, the Jagueyes TEA acquired in May 2005 and the Simon TEA acquired in June 2005. We plan to acquire, during 2006, 3D seismic data on the Las Garzas contract, the Jagueyes TEA and the Simon TEA in order to further delineate drilling opportunities on those prospects.

During 2005, Hupecol drilled 9 wells on the Cara Cara concession in Colombia to offset, and delineate, the Jaguar #1 well, with production commencing on the Bengala #4, #5, #6, #7ST and #8 and the Jaguar #5, #T5, #T6 and #7. We hold a 1.59% working interest in each of the wells subject to a 30% reversionary interest to Ecopetrol at payout. During 2005, seismic surveying was undertaken on the Cara Cara concession to delineate additional drilling prospects on the concession. Through Hupecol, we presently plan to drill an additional 10 wells on the Cara Cara concession during 2006.

During 2005, the Tambaqui #5 was drilled and began production under the Tambaqui Association Contract. We hold a 12.6% working interest in the well. In December 2005, we relinquished all acreage under the Tambaqui Association Contract with the exception of 4,403 acres around the producing wells. We presently have no plans to drill additional wells under the Tambaqui Association Contract during 2006.

During 2005, seismic surveying was undertaken on the Dorotea and Cabiona concessions to establish drilling prospect locations. We are permitting 30 drilling locations on the Dorotea and Cabiona concessions and, subject to securing an additional drilling rig, plan to drill 1 well on the Cabiona concession and 1 well on the Dorotea concession during 2006.

Based on 2D seismic interpretation, and rig availability, we plan to begin drilling the Surimena concession during the first half of 2006.

In addition to our principal exploration projects, we hold various interests in producing wells in Vermillion Parish, Louisiana, Plaquemines Parish, Louisiana, Lavaca County, Texas, Matagorda County, Texas, San Patricio County, Texas and Ellis County, Oklahoma. We have no present plans to conduct additional drilling activities on those prospects.

The following table sets forth certain information about each of our exploration projects:

                                  Acres Leased or Under Option at December 31, 2005(1)
                                -------------------------------------------------------
                                                                                              Project
         Project Area             Project Gross       Project Net        Company Net          Interest
------------------------------  -----------------  -----------------  -----------------  ------------------
TEXAS:
Jim Hogg County                            500.00              500.0              21.88               4.38%
Wilbarger County
  West Fargo Prospect . . . . .            900.00             900.00             135.00              15.00%
  Obenhaus Prospect . . . . . .          1,340.00           1,340.00             201.00              15.00%
Lavaca County
  Mavis Wharton . . . . . . . .            300.00             150.00               7.50               5.00%
  West Hardys Creek . . . . . .             65.65              65.65              24.95              38.00%
San Patricio County                        380.00             380.00              19.00               5.00%
Matagorda County
  S.W. Pheasant Prospect. . . .            779.00             779.00              27.27               3.50%
  Turtle Creek Prospect . . . .            672.00             672.00              23.52               3.50%
Nacogdoches County                          80.94              80.94              80.94             100.00%
Victoria County                             58.37              58.37              29.18              50.00%
                                -----------------  -----------------  -----------------
Texas Sub-Total . . . . . . . .          5,075.96           4,925.96             570.24
LOUISIANA:
Webster Parish                           6,244.00           4,457.00             334.28               7.50%
Iberville Parish                           300.65             300.65              18.04               6.00%
Vermillion Parish
  Sugarland Prospect. . . . . .            425.00             425.00              35.06               8.25%
  LaFurs F-16 Well. . . . . . .            830.00             830.00              18.68               2.25%
Acadia Parish . . . . . . . . .            620.00             620.00              18.60               3.00%
Plaquemines Parish. . . . . . .            300.00             300.00               5.40               1.80%
                                -----------------  -----------------  -----------------
Louisiana Sub-Total . . . . . .          8,719.65           6,932.65             430.06
OKLAHOMA
Jenny #1-14 . . . . . . . . . .            160.00             160.00               3.78               2.36%
                                -----------------  -----------------  -----------------
Oklahoma Sub-Total. . . . . . .            160.00             160.00               3.78
COLOMBIA
  Cara Cara Concession. . . . .        232,050.00         232,500.00           3,689.00               1.59%
  Tambaqui Assoc. Contract (2).          4,403.00           4,403.00             555.00               12.6%
  Dorotea Concession. . . . . .         51,321.00          51,321.00           6,415.00               12.5%
  Cabiona Concession. . . . . .         86,066.00          86,066.00          10,758.00               12.5%
  Surimena Concession . . . . .         69,189.00          69,189.00           8,649.00               12.5%
  Las Garzas Concession . . . .        103,784.00         103,784.00          12,973.00               12.5%
  Jagueyes TEA. . . . . . . . .        324,695.00         324,695.00          40,587.00               12.5%
  Simon TEA . . . . . . . . . .        166,301.00         166,301.00          20,788.00               12.5%
                                -----------------  -----------------  -----------------
Colombia Sub-Total. . . . . . .      1,037,809.00       1,037,809.00         104,414.00
                                -----------------  -----------------  -----------------
Total . . . . . . . . . . . . .      1,051,764.61       1,049,827.61         105,418.08
                                =================  =================  =================

(1) Project Gross Acres refers to the number of acres within a project. Project Net Acres refers to leaseable acreage by tract. Company Net Acres are either leased or under option in which we own an undivided interest. Company Net Acres were determined by multiplying the Project Net Acres leased or under option times our working interest therein.

(2) The project interest is the working interest in the concession and not necessarily the working interest in the well.

DRILLING ACTIVITIES

In 2005, we drilled 4 exploratory and 10 developmental wells of which all 14 were completed and none were dry holes. In 2004, 9 exploratory and 7 developmental wells were drilled of which 11 were completed and 5 were dry holes.

The following table sets forth certain information regarding the actual drilling results for each of the years 2004 and 2005 as to wells drilled in each such individual year:

                             Exploratory Wells (1)       Developmental Wells (1)
                        ----------------------------  ----------------------------
                            Gross           Net           Gross           Net
                        -------------  -------------  -------------  -------------
2004
----

  Productive. . . . . .             4          0.128              7          0.220

  Dry . . . . . . . . .             5          0.238              0              0

2005
----

  Productive. . . . . .             4          0.231             10          0.226

  Dry . . . . . . . . .             0              0              0              0

(1) Gross wells represent the total number of wells in which we owned an interest; net wells represent the total of our net working interests owned in the wells.

One well was in progress at December 31, 2005 on the Cara Cara prospect.

PRODUCTIVE WELL SUMMARY

The following table sets forth certain information regarding our ownership as of December 31, 2005 of productive gas and oil wells in the areas indicated:

                                     Gas                          Oil
                        ----------------------------  ----------------------------
                            Gross           Net           Gross           Net
                        -------------  -------------  -------------  -------------
Texas . . . . . . . . .             6          0.934              0              0

Louisiana . . . . . . .             7          0.333              0              0

Oklahoma. . . . . . . .             1          0.024              0              0

Colombia. . . . . . . .             0              0             17          0.419
                        -------------  -------------  -------------  -------------

     Total. . . . . . .            14          1.291             17          0.419
                        =============  =============  =============  =============

VOLUME, PRICES AND PRODUCTION COSTS

The following table sets forth certain information regarding the production volumes, average prices received (net of transportation costs) and average production costs associated with our sales of gas and oil for the periods indicated:

                                   Year Ended December 31,
                                 --------------------------
                                     2004          2005
                                 ------------  ------------
Net Production:
    Gas (Mcf):
        North America . . . . . .      61,519       106,449
        South America . . . . . .           0             0

    Oil (Bbls):
        North America . . . . . .         886         1,396
        South America . . . . . .      24,040        42,789

Average sales price:
    Gas ($per Mcf)  . . . . . . .        5.43          7.83
    Oil (Bbls)  . . . . . . . . .       33.31         47.89

Average production expense and
  Taxes ($per Bbls):
      North America . . . . . . .        5.08          4.16
      South America . . . . . . .       16.15         20.43

NATURAL GAS AND OIL RESERVES

The following table summarizes the estimates of our historical net proved reserves as of December 31, 2004 and 2005, and the present value attributable to these reserves at these dates. The reserve data and present values were prepared by Pressler Petroleum Consultants, Inc., independent petroleum engineering consultants:

                                                    At December 31,
                                                ----------------------
                                                   2004        2005
                                                ----------  ----------
Net proved reserves (1):
    Natural gas (Mcf) . . . . . . . . . . . .      202,420     850,650

    Oil (Bbls). . . . . . . . . . . . . . . .      307,290     273,421

Standardized measure of discounted future net
  cash flows (2). . . . . . . . . . . . . . .   $4,005,624  $6,375,600

(1) At December 31, 2005, net proved reserves, by region, consisted of 270,621 barrels of oil in South America and 2,800 barrels of oil in North America; all natural gas reserves were in North America.

(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, "Disclosures About Oil and Gas Producing Activities" (see Note 7 - Supplemental Information on Oil and Gas Exploration, Development and Production Activities (Unaudited)) and, in accordance with current SEC guidelines, and does not include estimated future cash inflows from hedging. The standardized measure of discounted future net cash flows attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum on a pre-tax basis.

In accordance with applicable requirements of the Securities and Exchange Commission, we estimate our proved reserves and future net cash flows using sales prices and costs estimated to be in effect as of the date we make the reserve estimates. We hold the estimates constant throughout the life of the properties, except to the extent a contract specifically provides for escalation. Gas prices, which have fluctuated widely in recent years, affect estimated quantities of proved reserves and future net cash flows. Any estimates of natural gas and oil reserves and their values are inherently uncertain, including many factors beyond our control. The reserve data contained in this report represent only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers, including those we use, may vary. In addition, estimates of reserves may be revised based upon actual production, results of future development and exploration activities, prevailing natural gas and oil prices, operating costs and other factors, which revision may be material. Accordingly, reserve estimates may be different from the quantities of natural gas and oil that we are ultimately able to recover and are highly dependent upon the accuracy of the underlying assumptions. Our estimated proved reserves have not been filed with or included in reports to any federal agency.

LEASEHOLD ACREAGE

The following table sets forth as of December 31, 2005, the gross and net acres of proved developed and proved undeveloped and unproven gas and oil leases which we hold or have the right to acquire:

                  Proved Developed     Proved Undeveloped           Unproven
                --------------------  --------------------  ------------------------
                  Gross       Net       Gross       Net        Gross         Net
                ---------  ---------  ---------  ---------  ------------  ----------
Texas . . . . .  1,593.02     114.90     340.00      14.88      2,992.94      440.46

Louisiana . . .  3,145.00     164.44     310.00       9.30      3,477.65      256.32

Oklahoma. . . .    160.00       3.78          0          0             0           0

Colombia. . . .  2,720.00      78.48    1760.00      27.98  1,033,329.00  104,307.54
                ---------  ---------  ---------  ---------  ------------  ----------

    Total . . .  7,618.02     357.82    2410.00      52.16  1,039,799.59  105,004.32
                =========  =========  =========  =========  ============  ==========

During 2005, we acquired interests in (1) the 4,000+ acre South Sibley Prospect,
(2) the Holley #1 well and 640 acre unit, (3) the 300 acre Green Jacket Prospect, (4) the 425 acre Sugarland Prospect, (5) the 500 acre Hog Heaven Prospect, (6) the 900 acre West Fargo Prospect, (7) the 1,340 acre Obenhaus Prospect, (8) the Allar #2 well and associated acreage, (9) the 69,189 acre Surimena concession in Colombia, (10) the 103,784 acre Las Garzas concession in Colombia, (11) the 324,695 acre Jagueyes TEA in Colombia, and (12) the 166,301 Simon TEA in Colombia. Also, during 2005, we relinquished (1) all acreage (approximately 84,000 acres) in the Tambaqui Association Contract, other than 4,403 acres around the producing wells, (2) the 194 acre Donner Field lease in Terrebone Parish, Louisiana, (3) the 726 acre Bougere Estate lease and Bougere #1 well in St. John the Baptist Parish, Louisiana, and (4) approximately 1,668 acres of leaseholds in North Louisiana.

TITLE TO PROPERTIES

Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the gas and oil industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than preliminary review of local records).

Investigation, including a title opinion of local counsel, generally are made before commencement of drilling operations.

MARKETING

At March 29, 2006, we had no contractual agreements to sell our gas and oil production and all production was sold on spot markets.

EMPLOYEES

As of March 29, 2006, we had 1 full-time employee and no part time employees. The employee is not covered by a collective bargaining agreement, and we do not anticipate that any of our future employees will be covered by such agreement. If our operations continue to grow as expected, we anticipate hiring as many as 2 additional employees by the end of 2006.

PROPERTIES

We currently lease approximately 2,000 square feet of office space in Houston, Texas as our executive offices. Management anticipates that our space will be sufficient for the foreseeable future. The monthly rental under the lease, which expires on November 30, 2006, is $3,302.59.

A description of our interests in oil and gas properties is included above.

LEGAL PROCEEDINGS

We may from time to time be a party to lawsuits incidental to our business. As of June 1, 2006, we were not aware of any current, pending, or threatened litigation or proceedings that could have a material adverse effect on our results of operations, cash flows or financial condition.

                                   MANAGEMENT

The following table sets forth the names, ages and offices of our present executive officers and directors. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

            Name          Age              Position
     -------------------  ---  ---------------------------------
     John Terwilliger      58  President, Treasurer and Director
     Orrie Lee Tawes III   58  Director
     Edwin Broun III       53  Director
     Stephen Hartzell      52  Director
     John Boylan           39  Director

The following is a biographical summary of the business experience of the present directors and executive officers of the Company:

John F. Terwilliger has served as our president, secretary and treasurer since our inception in April 2001. From 1988 to April 2002, Mr. Terwilliger served as the chairman of the board and president of Moose Oil & Gas Company, and its wholly-owned subsidiary, Moose Operating Co., Inc., both Houston, Texas based companies. Prior to 1988, Mr. Terwilliger was the chairman of the board and president of Cambridge Oil Company, a Houston, Texas based oil exploration and production company. Mr. Terwilliger served in the United States Army, receiving his honorable discharge in 1969. On April 9, 2002, Moose Oil & Gas Company and its wholly-owned subsidiary, Moose Operating Co., Inc., filed a bankruptcy petition under Chapter 7 of the United States Bankruptcy Code in Cause No. 02-33891-H507: 02-22892, in the United States District Court for the Southern District of Texas, Houston Division. At the time of the filing of the bankruptcy petition, Mr. Terwilliger was the chairman of the board and president of both Moose Oil & Gas Company and Moose Operating Co., Inc. Mr. Terwilliger resigned those positions on April 9, 2002.

O. Lee Tawes III has served as a director since August 2005. Mr. Tawes is Executive Vice President and Head of Investment Banking, and a Director at Northeast Securities Inc. From 2000-2001 he was Managing Director of Research for C.E. Unterberg, Towbin, an investment and merchant banking firm specializing in high growth technology companies. Mr. Tawes spent 20 years at Oppenheimer & Co. Inc. and CIBC World Markets, where he was Director of Equity Research from 1991 to 1999. He was also Chairman of the Stock Selection Committee at CIBC, a member of the firm's Executive Committee, and Commitment Committee. From 1972 to 1990, Mr. Tawes was an analyst covering the food and diversified industries at Goldman Sachs & Co. from 1972 to 1979, and Oppenheimer from 1979 to 1990. As food analyst, he was named to the Institutional Investor All America Research Team five times from 1979 through 1989. Mr. Tawes has served as a Director of Baywood International, Inc. since 2001. Mr. Tawes is a graduate of Princeton University and received his MBA from Darden School at the University of Virginia.

Edwin Broun III has served as a director since August 2005. Mr. Broun is the owner/operator of Broun Energy, LLC, an oil and gas exploration and production company. He co-founded, and from 1994 to 2003 was Vice President and Managing Partner of, Sierra Mineral Development, L.C., an oil and gas exploration and production company where he was responsible for reserve and economic evaluation of acquisitions, drill site selection and workover design. From 1992 to 1994 he was a partner and consultant in Tierra Mineral Develoment, L.C., where he evaluated, negotiated and structured acquisitions, workovers and divestitures of oil and gas holdings. From 1975 to 1992, Mr. Broun served in various petroleum engineering capacities, beginning as a petroleum engineer with Atlantic Richfield Company from 1975 to 1979 and Tenneco Oil Company from 1979 to 1982 and rising to serving in various management capacities as Acquisitions Manager from 1982 to 1986 and Vice President, Engineering from 1986 to 1987 at ITR Petroleum, Inc.; Vice President, Acquisitions from 1987 to 1988 and Vice

President, Houston District from 1988 to 1990 at General Atlantic Resources, Inc.; and Vice President, Engineering and Acquisitions from 1990 to 1992 at West Hall Associates, Inc. Mr. Broun received his B.S. in Petroleum Engineering from the University of Texas and an M.S. in Engineering Management from the University of Alaska.

Stephen Hartzell has served as a director since August 2005. Mr. Hartzell has over 27 years of experience as a petroleum geologist. Since 2003, Mr. Hartzell has been an owner operator of Southern Star Exploration, LLC, an independent oil and gas company. From 1986 to 2003, Mr. Hartzell served as an independent consulting geologist. From 1978 to 1986, Mr. Hartzell served as a petroleum geologist, division geologist and senior geologist with Amoco Production Company, Tesoro Petroleum Corporation, Moore McCormack Energy and American Hunter Exploration. Mr. Hartzell received his B.S. in Geology from Western Illinois University and an M.S. in Geology from Northern Illinois University.

John Boylan has served as a director since May 2006. Mr. Boylan has served as Chief Financial Officer and Director of Business Development of Atasca Resources, an independent oil and gas exploration and production company, since 2003. Since 1996 Mr. Boylan has also served as owner/operator of Boylan Energy Corporation, an independent oil and gas exploration company. Mr. Boylan's energy industry experience also includes serving as President, CEO and Managing Partner of Birdwell Partners, an oil field services company, from 1999 to 2003 and service as Chief Financial Officer and Director of Business Development of Prolithic Energy Company, an independent oil and gas exploration company, from 1998 to 2002. Prior to entering the energy business, Mr. Boylan was a consultant and senior auditor providing professional services in a range of accounting, financial and project management roles, including service as a senior auditor for KPMG Peat Marwick from 1988 to 1990, service as a project management consultant for R.L. Townsend & Associates from 1990 to 1991 and service as senior associate project management consultant for Coopers & Lybrand Consulting from 1991 to 1995. Mr. Boylan holds a Bachelors Degree in Accounting from the University of Texas and an MBA Degree in Finance, Economics and International Business from New York University. Mr. Boylan is a Certified Public Accountant.

Our board of directors is divided into three classes, each elected for staggered three-year terms. Messrs. Tawes, Broun and Hartzell are Class A directors with terms expiring on the first annual meeting following their appointment. Mr. Boylan is a Class B director with a term expiring on the second annual meeting following his appointment. Mr. Terwilliger is a Class C director. His term is scheduled to expire at the third annual meeting following his appointment.

Our executive officers are elected by our board of directors and serve terms of one year or until their death, resignation or removal by the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities during the year ended December 31, 2005 of each person who served as our Chief Executive Officer during fiscal 2005 and the next four most highly paid executive officers (the "Named Officers").

                                       Annual Compensation
Name and                         ------------------------------
Principal Position         Year  Salary($)  Bonus($)  Other ($)
-------------------------  ----  ---------  --------  ---------
John Terwilliger           2005    192,000       -0-  -0-(1)(2)
  President and            2004     45,000       -0-  -0-(1)(2)
  Chief Executive Officer  2003        -0-       -0-  -0-(1)(2)

---------------

(1) Mr. Terwilliger receives no other compensation or benefits other than vacation benefits, expense reimbursements and participation in medical, retirement and other benefit plans which are generally available to our executives.

(2) Mr. Terwilliger received overriding royalty interests in three properties identified by Mr. Terwilliger. No value was assigned to those overriding royalty interests for purposes of this table. Payments received by Mr. Terwilliger pursuant to those overriding royalty interests totaled $38,109, $21,170, and $3,600 in 2005, 2004 and 2003, respectively.

We have no employment agreements with any of our officers or employees.

DIRECTOR COMPENSATION

Effective May 17, 2006, non-employee directors are reimbursed all expenses associated with attendance of, or participation in, meetings and are entitled to: (1) an annual retainer of $6,000 payable in quarterly installments, (2) an annual retainer of $2,000 per committee on which a director serves, payable in quarterly installments, (3) an annual retainer of $2,500 for service as audit committee chair, payable in quarterly installments, (4) an annual retainer of $1,500 for service as chair of committees other than the audit committee, payable in quarterly installments, (5) a grant of 20,000 stock options on initial election or appointment as a director, and (6) a grant of 10,000 stock options immediately following each subsequent shareholders meeting at which a director stands for reelection and is reelected. The options granted to non-employee directors are exercisable at fair market value on the date of grant and have a term of ten years. Prior to May 17, 2006, non-employee directors were paid $1,000 per meeting attended or $500 per telephonic meeting.

BOARD COMMITTEES

We do not presently maintain an audit committee or any other committee of our board of directors. Our board has approved the establishment of an audit committee and compensation committee effective upon the listing of our stock on an exchange, of which there can be no assurance that such listing will occur. Because we do not presently maintain an audit committee, we have no audit committee financial expert although we have determined that John Boylan satisfies the criteria for service as an audit committee financial expert.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2003, Mr. Terwilliger converted $441,516.29 of loans into 1,103,791 shares of our common stock and modified the repayment terms with respect to the balance of the loans to us, totaling $1 million, to reduce the interest rate on the loans to 7.2% and provide for a fixed maturity date of January 1, 2007. Also, in December 2003, O. Lee Tawes, a principal shareholder, converted the entire principal and accrued interest on his loans to us, in the amount of $186,016.83, into 465,042 shares of common stock. As of December 31, 2005, we owed $904,400 to Mr. Terwilliger, including accrued interest.

In conjunction with our efforts to secure oil and gas prospects, financing and services, we have, from time to time, granted overriding royalty interests in various mineral properties to Mr. Tawes. During 2005, approximately $25,000 was paid to Mr. Tawes from these royalty interests.

In May 2005, Northeast Securities, Inc. acted as placement agent in connection with our offer and sale of $2,125,000 of Subordinated Convertible Notes for which Northeast Securities received commissions totaling $127,500 and a warrant to purchase 191,250 shares of common stock at $1.00 per share. Mr. Tawes is Executive Vice President, head of Investment Banking and a Director of Northeast Securities.

In April 2006, we repaid the balance of the note owed to Mr. Terwilliger.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 1, 2006, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock held by (i) each person known by us to be the owner of more than 5% of the outstanding shares of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group:

Name and Address                                       Number of Shares       Percentage
of Beneficial Owner(1)                                Beneficially Owned      of Class(2)
----------------------------------------------------  -------------------     -----------
John F. Terwilliger                                            8,574,486            30.8%
  801 Travis, Suite 2020
  Houston, Texas 77002

Orrie Lee Tawes                                                3,307,044 (3)        11.9%
  100 Wall Street
  New York, New York 10005

Edwin Broun III                                                1,030,000 (4)         3.7%
  6025 Riverview Way
  Houston, Texas 77056

Stephen Hartzell                                                  76,000 (5)           *

John P. Boylan                                                    20,000 (5)           *

All directors and officers as a group (five persons)          13,007,530 (6)        46.6%

----------
*     Less than 1%.

(1) Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person, entity or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person, entity or group that are exercisable or convertible within 60 days of June 1, 2006.

(2) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

(3) Shares shown as beneficially owned by Orrie Lee Tawes include 20,000 shares issuable upon exercise of options held by Mr. Tawes and 119,034 held by his wife, Marsha Russell. Excludes shares underlying warrants held by Northeast Securities, Inc. as to which shares Mr. Tawes disclaims beneficial ownership.

(4) Includes 20,000 shares issuable upon exercise of options held by Mr. Broun and 10,000 shares held by his wife.

(5)  Includes 20,000 shares issuable upon exercise of options.

(6) Includes 80,000 shares issuable upon exercise of outstanding options and conversion of notes.

                              SELLING SHAREHOLDERS

The selling securityholders are holders of 7,849,583 shares of common stock and the holders of warrants to purchase 415,000 shares of common stock. The shares consist of (1) 5,533,333 shares issued in April 2006 in a private placement to accredited investors, (2) 2,125,000 shares issued in May 2006 pursuant to the conversion of $2,125,000 in principal amount of 8% Subordinated Convertible Notes that were issued in May 2005 in a private placement to accredited investors, and (3) 191,250 shares issued in May 2006 pursuant to the exercise of $1.00 placement agent warrants that were issued in connection with the May 2005 private placement. The warrants consist of 415,000 warrants, exercisable at $3.00 per share, issued to the placement agent in the April 2006 private placement. Pursuant to the terms of the sale of the convertible notes, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the notes and the shares of common stock issuable upon conversion of the notes and exercise of the warrants issued in conjunction with the issuance of the notes. Pursuant to the terms of the sale of the shares of common stock in the April 2006 private placement, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the conjunction with the private placement.

The following table sets forth information with respect to the selling securityholders and the respective common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. With the exception of Edwin Broun III who has served as one of our directors since August 2005, unless otherwise indicated herein, none of the selling securityholders listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrants or other rights.

                                              Common Stock            Percentage of                       Beneficially Owned
                                           Beneficially Owned         Common Shares      Common Shares    After Completion of
Selling Securityholders                   Prior to Offering (1)      Outstanding (29)  Offered Hereby(1)       Offering
----------------------------------------  ---------------------      ----------------  -----------------  -------------------
E.C. Broun III                                        1,005,000                  3.6%            200,000              805,000
Lorraine DiPaolo (28)                                   261,625                    *             230,625               31,000
Camilla Bellick                                         150,000                    *             125,000               25,000
Jacob Harris (28)                                       125,000                    *             125,000                    0
Alan M. Berman                                          100,000                    *             100,000                    0
Peter S. Rawlings (28)                                  100,000                    *             100,000                    0
Barry Garfinkel                                         100,000                    *             100,000                    0
William Lippe                                           100,000                    *             100,000                    0
David Schwartz & Florence
  Schwartz JTROW                                        100,000                    *             100,000                    0
Richard Zorn (28)                                       180,625 (2)                *             130,625               50,000
Ronald Sunderland                                        64,500 (3)                *              50,000               14,500
Myron Zisser                                             50,000                    *              50,000                    0
Gorel Realty Company (4)                                 50,000                    *              50,000                    0
Mitchell Kessler                                         50,000                    *              50,000                    0
Eric Lippe                                               50,000                    *              50,000                    0
William P. Behrens (28)                                  62,000                    *              62,000                    0
William T. Behrens                                        3,000                    *               3,000                    0
The Churchill Fund QP, LP (5)                            41,000                    *              41,000                    0
The Churchill Fund, LP (5)                               34,000                    *              34,000                    0
Felix Z. Edwards III                                     25,000                    *              25,000                    0
Mary Willis                                              25,000                    *              25,000                    0
Judith Parnes                                            25,000                    *              25,000                    0
Marie Carlino                                            25,000                    *              25,000                    0
Michael Salmanson & Tobi
  E. Zemsky, JTROW                                       25,000                    *              25,000                    0
Gem Holdings (6)                                         25,000                    *              25,000                    0
Bear Stearns Securities Corp as
  Custodian for the benefit of
  Bernard Korman IRA                                     25,000                    *              25,000                    0
Stanley Weirthorn Rev Trust
  DTD 9/7/90                                             25,000                    *              25,000                    0
Edmund Dollinger                                         25,000                    *              25,000                    0
Southridge Drive Associates (7)                          25,000                    *              25,000                    0
Mary A. Susnjara                                         35,000                                   25,000               10,000
Johannah F. Stefanakis                                   25,000                    *              25,000                    0
Richard R. Davis (28)                                    25,000                    *              25,000                    0
Anne O'Malley                                            28,000                    *              25,000                3,000
Malcolm O'Malley                                         27,000                    *              25,000                2,000
Miriam Salmanson                                         25,000                    *              25,000                    0
Joseph Martello                                          25,000                    *              25,000                    0
Roy Nelson & Anne Nelson,
  JTROW                                                  25,000                    *              25,000                    0
Edmund Karam & Barbara
  Karam, JTROW                                           26,000                    *              25,000                1,000
Kathleen Mullinix                                        25,000                    *              25,000                    0
Northeast Securities, Inc. (8)(27)                       30,000                    *              30,000                    0
David T.R. Tsiang (28)                                   25,000                    *              25,000                    0
Jon Salmanson (28)                                       34,000                    *              25,000                9,000
Merrill Lynch, Pierce, Fenner & Smith
FPO Robert A. Bonelli IRA (28)                           15,000                    *              15,000                    0
Stephen Perrone (28)                                     15,000                    *              15,000                    0
Danny Nicholas (28)                                       5,000                    *               5,000                    0
2003 Houston Energy Partners (9)(28)                    252,500                    *             195,000               57,500
2004 Houston Energy Partners (9)(28)                     63,000                    *              55,000                8,000
Amaranth LLC (10)(28)                                   200,000                    *             200,000                    0
Atlantis Software Company
  Employee Profit Sharing Plan (11)(28)                  15,000                    *              15,000                    0
Basso Fund Ltd (12)                                      80,000                    *              80,000                    0
Basso Multi-Strategy Holding
  Fund Ltd (12)                                         213,333                    *             213,333                    0
Basso Private Opportunity
  Holding Fund Ltd. (12)                                 40,000                    *              40,000                    0
Ben T. Morris (28)                                       16,000                    *              16,000                    0
Bruce R. McMaken                                         10,000                    *              10,000                    0
Capital Ventures International (13)(28)                 250,000                    *             250,000                    0
Cranshire Capital L.P. (14)                              75,000                    *              75,000                    0
Don A. Sanders Restricted (28)                          120,000                    *             120,000                    0
Don Weir and Julie Ellen Weir (28)                       40,000                    *              40,000                    0
Erik S. Klefos (28)                                      20,000 (15)               *              20,000                    0


                                       36

George L. Ball (28)                                      16,000                    *              16,000                    0
GLG Global Utilities Fund (16)                        1,000,000                    *           1,000,000                    0
Harry Edelson                                           666,666                    *             666,666                    0
HHMI Investments L.P. (17)                               41,000                    *              41,100                    0
Houston Energy International Ltd (9)(28)                269,000                    *             250,000               19,000
Hudson Bay Fund, L.P. (18)(28)                          100,000                    *             100,000                    0
IRA FBO Brede C. Klefos (28)                             20,000                    *              20,000                    0
IRA FBO Robert Clifford (28)                             25,000                    *              25,000                    0
Iroquois Master Fund Ltd. (19)                          100,000                    *             100,000                    0
John H. and Jodi F. Malanga (28)                         15,000                    *              15,000                    0
Katherine U. Sanders Children
  Trust (20)(28)                                        120,000                    *             120,000                    0
Meadowbrook Opportunity
  Fund LLC (21)                                          50,000                    *              50,000                    0
Michael S. Chadwick (28)                                 18,000                    *               3,000               15,000
MotherRock Energy Master
  Fund Ltd. (22)                                      1,137,300                    *           1,000,000              137,300
Nite Capital, LP (23)                                    26,666                    *              26,666                    0
Rune Medhus & Elisa Medhus (28)                          35,000                    *              35,000                    0
Sanders Opportunity Fund
  (Institutional), L.P. (24)(28)                        186,152                    *             186,152                    0
Sanders Opportunity Fund, L.P. (24)(28)                  57,183                    *              57,183                    0
Tom Juda and Nancy Juda Living
  Trust (28)                                            200,000                    *             200,000                    0
Walker Smith Capital (QP), L.P. (17)                     70,200                    *              70,200                    0
Walker Smith Capital, L.P. (17)                          12,453                    *              12,453                    0
Walker Smith International
  Fund, Ltd. (17)                                       101,900                    *             101,900                    0
WS Opportunity Fund (QP), L.P. (25)                      26,400                    *              26,400                    0
WS Opportunity Fund
  International, Ltd. (25)                               50,880                    *              50,880                    0
WS Opportunity Fund, L.P. (25)                           30,400                    *              30,400                    0
Sanders Morris Harris Inc (26)(27)                      415,000                    *             415,000                    0

     *    Less than 1%.

     (1) Shares of common stock shown as beneficially owned include, and the shares of common stock registered for sale hereby consist of, all shares issuable upon exercise of the warrants.

     (2) Includes 25,000 shares held by Richard Zorn, 25,000 shares held by the Richard Zorn IRA, 30,625 shares underlying warrants held by Richard Zorn, 50,000 shares held by Frances H. Zorn, the spouse of Richard Zorn, and 50,000 shares held by LRZ Family Partnership. Richard Zorn has investment and voting power with respect to the shares held by LRZ Family Partnership.

     (3)  Includes 5,000 shares held by the Ronald Sunderland IRA and
          59,500 shares held by the Sunderland Family Trust Dated 7/15/96 (#2). Ronald Sunderland has investment and voting power with respect to the shares held by Sunderland Family Trust Dated 7/15/96 (#2).

     (4) Myron Gorel has investment and voting power with respect to the shares held by Gorel Realty Company.

     (5) Cecelia Brancato has investment and voting power with respect to the shares held by The Churchill Fund QP, LP and The Churchill Fund, LP.

     (6) Marc Stern has investment and voting power with respect to the shares held by Gem Holdings.

     (7) Richard Swartz has investment and voting power with respect to the shares held by Southridge Drive Associates.

     (8) Robert Bonelli has investment and voting power with respect to the shares held by Northeast Securities, Inc.

     (9) Stephen H. Pouns has investment and voting power with respect to the shares held by 2003, Houston Energy Partners, 2005 Houston Energy Partners and Houston Energy International Ltd.

     (10) Nicholas M. Maounis has investment and voting power with respect to the shares held by Amaranth LLC.

     (11) Rune Medhus has investment and voting power with respect to the shares held by Atlantis Software Company Employee Profit Sharing Plan.

     (12) Howard I. Fisher has investment and voting power with respect to the shares held by Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd. and Basso Private Opportunities Holding Fund Ltd.

     (13) Martin Kobinger has investment and voting power with respect to the shares held by Capital Ventures International. Mr. Kobinger disclaims any beneficial ownership of shares held by Capital Ventures International.

     (14) Mitchell P. Kopin has investment and voting power with respect to the shares held by Cranshire Capital, L.P.

     (15) Includes 10,000 shares held by Erik S. Klefos and 10,000 shares held by IRA FBO Erik Klefos Pershing LLC as Custodian Rollover Account.

     (16) Noam Gottesman, Pierre Lagrange and Emmanuel Roman have investment and voting power with respect to the shares held by GLG Global Utilities Fund.

     (17) Reid Walker and G. Stacy Smith have investment and voting power with respect to the shares held by HHMI Investments, L.P., Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P., and Walker Smith International Fund Ltd.

     (18) Yoav Roth and John Doscas have investment and voting power with respect to the shares held by Hudson Bay Fund, L.P. Mr. Roth and Mr. Doscas each disclaim any beneficial ownership of shares held by Hudson Bay Fund, L.P.

     (19) Joshua Silverman has investment and voting power with respect to the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims any beneficial ownership of shares held by Iroquois Master Fund Ltd.

     (20) Don Weir has investment and voting power with respect to the shares held by Katherine U. Sanders Children Trust.

     (21) Michael Ragins has investment and voting power with respect to the shares held by Meadowbrook Opportunity Fund LLC.

     (22) J. Robert Collins has investment and voting power with respect to the shares held by MotherRock Energy Master Fund Ltd.

     (23) Keith A. Goodman has investment and voting power with respect to the shares held by Nite Capital LP.

     (24) Brad Sanders has investment and voting power with respect to the shares held by Sanders Opportunity Fund (International), L.P. and Sanders Opportunity Fund, L.P.

     (25) Patrick Walker, Reid Walker and G. Stacy Smith have investment and voting power with respect to the shares held by WS Opportunity Fund, L.P., WS Opportunity Fund (QP), L.P., and WS Opportunity Fund International, Ltd.

     (26) Ben T. Morris has investment and voting power with respect to the shares held by Sanders Morris Harris, Inc.

     (27) This selling security holder has identified itself as a registered broker-dealer. The shares indicated as held and offered by this selling security holder represent shares underlying warrants received as compensation for providing investment banking related services in connection with the placement of the Notes and/or common stock.

     (28) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its common stock, or warrants, in the ordinary course of business and, at the time of the purchase of the common stock, notes and/or warrants or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock, the notes, the warrants or underlying common stock.

     (29) Percentages based on number of shares of common stock outstanding as of June 1, 2006.

                              PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the common stock offered hereby directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We will not receive any of the proceeds from the sale of these securities. If the shares of common stock are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;
     -    in the over-the-counter market;
     - otherwise than on these exchanges or services or in the over-the-counter market; or
     - through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell the common stock and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common stock and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

Our outstanding common stock is quoted on the OTC Bulletin Board under the symbol "HUSA.OB."

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling securityholders that are also registered broker-dealers who act in connection with the sale of shares of common stock under this prospectus, other than those who have received shares as compensation for providing investment banking related services, are "underwriters" within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

We will use our commercially reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for the period set forth above under "Description of Securities-Registration Rights." No sales may be made pursuant to this prospectus after that period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the shares of common stock under this prospectus.

                            DESCRIPTION OF SECURITIES

The securities offered herein consist of shares of common stock issued in an April 2006 private placement, shares of common stock issued on conversion of 8% Subordinated Convertible Notes issued in a May 2005 private placement, shares of common stock issued on exercise of placement agent warrants issued in connection with the May 2005 private placement, and shares of common stock underlying placement agent warrants issued in connection with the April 2006 private placement.

The following description is a summary of the material terms, rights and provisions of the common stock and the convertible notes and placement agent warrants and the registration rights agreements relating to the securities issued in the private placements. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the warrants and to all provisions of the registration rights agreements. Wherever particular provisions or defined terms or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the note because it and not this description defines the rights of a holder of notes.

COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of June 1, 2006, there were 27,820,172 shares of Common Stock outstanding and no shares of preferred stock outstanding.

The shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the stockholders and a majority vote is required for action to be taken by the stockholders. In the event of our liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share equally and ratably in our assets, if any are remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

Holders of the Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may be issued.

PREFERRED STOCK

Our Certificate of Incorporation provides that we may, by vote of our Board of Directors, issue the preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

8% SUBORDINATED CONVERTIBLE NOTES

8% Subordinated Convertible Notes, in the aggregate principal amount of $2,125,000, were issued in May 2005. The notes were general, unsecured obligations of Houston American Energy Corp. and ranked junior to our secured debt, to the extent of any assets securing such indebtedness, and to our existing and future unsubordinated, unsecured debt. The notes matured on May 1, 2010 unless earlier converted or redeemed.

The notes were convertible into common stock at $1.00 per share at the election of the holder subject to (1) our right, at any time after May 1, 2007, to redeem the notes at specified premiums, (2) automatic conversion in the event of certain qualifying underwritten public offerings of our common stock and (3) our right, after May 1, 2006, to cause the conversion of the notes into common stock provided that the market price of the common stock on the conversion date, and for at least 20 of the 30 trading days ending on the conversion date, is in excess of 200% of the then applicable conversion price.

On May 2, 2006, we notified the holders of the notes of our election to convert the notes into common stock. As a result, we issued 2,125,000 shares of common stock to the holders of the notes and the principal amount of the notes was satisfied in full.

PLACEMENT AGENT WARRANTS

-- May 2005 Placement. In connection with the May 2005 placement of 8% Subordinated Convertible Notes, we issued placement agent warrants to Northeast Securities, Inc., and its designees, to purchase an aggregate of 191,250 shares of common stock. The warrants expire May 4, 2008 and were exercisable at $1.00 per share. The warrants contained customary anti-dilution provisions for stock dividends, stock splits and the like and, originally, included anti-dilution provisions relating to sales of common stock at less than the exercise price. The warrants were subsequently amended to delete the anti-dilution provision relating to sales of common stock at less than the exercise price.

In May 2006, all of the $1.00 placement agent warrants were exercised.

-- April 2006 Placement. In connection with the April 2006 placement of common stock, we issued placement agent warrants to Sanders Morris Harris Inc. to purchase an aggregate of 415,000 shares of common stock. The warrants expire April 28, 2011 and are exercisable at $3.00 per share. The warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net number of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the total exercise price. These warrants contain customary anti-dilution provisions for stock dividends, stock splits and the like.

REGISTRATION RIGHTS AGREEMENTS

-- May 2005 Placement. We entered into a registration rights agreement with the initial purchasers of the convertible notes. Under the registration rights agreement, we were required to file the registration statement covering resale of the registrable securities by August 2, 2005. We were required to use our reasonable best efforts to cause the registration statement to become effective by October 31, 2005. The registration statement was filed and declared effective on December 1, 2005. This prospectus supersedes the prospectus included in the registration statement originally filed and declared effective relating to the shares underlying the convertible notes and the placement agent warrants issued in connection therewith.

The term "registrable securities," when used in connection with the May 2005 private placement, refers to the notes and the common stock issuable upon conversion of the notes and the common issuable upon exercise of the placement agent warrants. With respect to any registrable securities, we agreed to use our reasonable best efforts to keep the registration statement effective until the earliest of:

     - the date when all registrable securities have been sold in accordance with such registration statement; or
     - the date when all of the registrable securities have been sold pursuant to Rule 144; or
     - the date on which the registrable securities are eligible to be sold without any restriction pursuant to Rule 144(k); or
     - the date when all of the registrable securities cease to be outstanding.

We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed:

     -    20 consecutive days; or
     -    45 days during any 12-month period.

A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

     -    be named as a selling securityholder in the related prospectus;
     -    deliver a prospectus to purchasers; and
     - be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

     -    pay all expenses of the registration statement;
     -    provide each registered holder copies of the prospectus;
     -    notify holders when the registration statement has become effective;
          and
     - take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

-- April 2006 Placement. We entered into a registration rights agreement with Sanders Morris Harris Inc., on its own behalf as holder of placement agent warrants and on behalf of the initial purchasers of the common stock in the April 2006 private placement. Under the registration rights agreement, we are required to file the registration statement, of which this prospectus is a part, covering resale of the registrable securities by June 27, 2006. We are required to use our reasonable best efforts to cause the registration statement to become effective as soon as possible.

The term "registrable securities," when used in connection with the April 2006 private placement, refers to the common stock issued in the private placement and the common issuable upon exercise of the placement agent warrants. With respect to any registrable securities, we agreed to use our reasonable best efforts to keep the registration statement effective until the earliest of:

     - the date when all registrable securities have been sold in accordance with such registration statement; or
     - the date on which the registrable securities are eligible to be sold without any restriction pursuant to Rule 144; or
     -    one year after the termination of the placement agent warrant.

We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 60 days during any 12-month period and shall no commence sooner than 60 days after the end of any prior suspension period.

A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

     -    be named as a selling securityholder in the related prospectus;
     -    deliver a prospectus to purchasers; and
     - be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

     -    pay all expenses of the registration statement;
     -    provide each registered holder copies of the prospectus;
     -    notify holders when the registration statement has become effective;
          and
     - take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Michael W. Sanders, Attorney at Law.

                                     EXPERTS

Our audited consolidated financial statements included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Thomas Leger & Co., L.L.P., independent public accountants, and are included herein in reliance upon the authority of said firm as experts giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. We are required to file annual, quarterly and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference facilities at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

We intend to furnish each holder of our common stock annual reports containing audited financial statements and a report thereon by independent certified accountants. We will also furnish to each holder of our common stock such other reports as may be required by law.

                          HOUSTON AMERICAN ENERGY CORP.
                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm . . . . .  F-1
Balance Sheet as of December 31, 2005                              F-2
Statements of Operations For the Years ended December 31, 2005
  and 2004. . . . . . . . . . . . . . . . . . . . . . . . . . .    F-3
Statements of Shareholders' Equity For the Years Ended
  December 31, 2005 and 2004. . . . . . . . . . . . . . . . . .    F-4
Statements of Cash Flows For the Years Ended December 31,
  2005 and 2004 . . . . . . . . . . . . . . . . . . . . . . . . .  F-5
Notes to Financial Statements . . . . . . . . . . . . . . . . . .  F-6

Balance Sheet as of March 31, 2006 (Unaudited). . . . . . . . .   F-23
Statements of Operations For the Three Months Ended
  March 31, 2006 and 2005 (Unaudited) . . . . . . . . . . . . . . F-24
Statements of Cash Flows For the Three Months Ended
  March 31, 2006 and 2005 (Unaudited) . . . . . . . . . . . . . . F-25
Notes to Unaudited Financial Statements . . . . . . . . . . . . . F-26

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Houston  American  Energy  Corp.
Houston,  Texas


We have audited the accompanying balance sheet of Houston American Energy Corp. as of December 31, 2005 and the related statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Houston American Energy Corp. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


                                             Thomas Leger & Co., L.L.P.

March  7,  2006
Houston,  Texas

                          HOUSTON AMERICAN ENERGY CORP.
                                  BALANCE SHEET
                                DECEMBER 31, 2005
------------------------------------------------------------------------------

                                    ASSETS
                                    ------
CURRENT ASSETS
  Cash                                                           $ 1,724,100
  Accounts receivable                                                573,322
  Prepaid expenses                                                     9,965
                                                                 ------------

          TOTAL CURRENT ASSETS                                     2,307,387
                                                                 ------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties, full cost method
    Costs subject to amortization                                  3,797,025
    Costs not being amortized                                        195,894
  Office equipment                                                    10,878
                                                                 ------------
  Total properties                                                 4,003,797

  Accumulated depreciation and depletion oil and gas properties   (1,372,552)
                                                                 ------------

          PROPERTY, PLANT AND EQUIPMENT, NET                       2,631,245
                                                                 ------------

OTHER ASSETS                                                         113,851
                                                                 ------------

  TOTAL ASSETS                                                   $ 5,052,483
                                                                 ============

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

CURRENT LIABILITIES
  Accounts payable                                               $   252,872
  Accrued expenses                                                   278,393
  Derivative Liability                                             2,813,175
  Accrued interest on shareholder loans                                4,400
                                                                 ------------

          TOTAL CURRENT LIABILITIES                                3,348,840
                                                                 ------------

LONG-TERM DEBT
  Subordinated convertible notes-net of discount                      34,167
  Notes payable to principal shareholder                             900,000
  Reserve for plugging costs                                          41,249
                                                                 ------------

          TOTAL LONG-TERM DEBT                                       975,416
                                                                 ------------

SHAREHOLDERS' EQUITY
Common stock, par value $.001;
  100,000,000 shares authorized, 19,970,589 shares outstanding        19,971
Additional paid-in capital                                         2,851,920
Treasury stock, at cost; 100,000 shares                              (85,834)
Accumulated deficit                                               (2,057,830)
                                                                 ------------

          TOTAL SHAREHOLDERS' EQUITY                                 728,227
                                                                 ------------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 5,052,483
                                                                 ============

   The accompanying notes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                             STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                          2005          2004
                                                      ------------  ------------
REVENUE:
  Oil and gas                                         $ 2,780,457   $ 1,182,063
  Commission income                                        60,000             -
  Interest                                                 34,191         6,058
                                                      ------------  ------------

TOTAL REVENUE                                           2,874,648     1,188,121

OPERATING EXPENSES
  Lease operating and production tax                      953,624       413,723
  Joint venture expense                                    61,500        41,944
  Depreciation and depletion                              363,196       211,759
  General and administrative expense
    Professional fees                                     504,742       150,603
    Payroll expense                                       192,040        48,742
    Rent                                                   41,014        39,772
    Shareholder relations                                  14,019        29,363
    Travel and meals                                       21,650        16,046
    Dues and subscriptions                                 10,618        11,141
    Miscellaneous                                          51,746        37,745
                                                      ------------  ------------
      Total  expenses                                   2,214,149     1,000,838
                                                      ------------  ------------

OPERATING INCOME                                          660,499       187,283

OTHER EXPENSE
  Interest expense-Derivative                            (319,714)            -
  Net change in fair value of derivative liabilities     (402,628)            -
  Interest expense                                       (111,920)            -
  Interest expense on shareholder debt                    (72,000)      (72,000)
  Financing fees                                          (16,816)            -
                                                      ------------  ------------
      Total other expense                                (923,078)      (72,000)

(LOSS) INCOME BEFORE INCOME TAX                          (262,579)      115,283

PROVISION FOR INCOME TAX
    Current                                               239,201             -
    Deferred                                                    -             -
                                                      ------------  ------------
TOTAL INCOME TAX PROVISION                                239,201             -
                                                      ------------  ------------

NET (LOSS) INCOME                                     $  (501,780)  $   115,283
                                                      ============  ============

BASIC AND DILUTED INCOME  PER SHARE                   $     (0.03)  $      0.01
                                                      ============  ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES              19,970,553    19,619,084
                                                      ============  ============

   The accompanying notes are an integral part of these financial statements.

                                          HOUSTON AMERICAN ENERGY CORP.
                                        STATEMENT OF SHAREHOLDERS' EQUITY
                                  FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
-----------------------------------------------------------------------------------------------------------------

                                        Common Stock               Treasury Stock
                               -------------------------------  ---------------------   Accumulated
                                                    Paid - in                             Equity
                                 Shares    Amount    Capital      Shares     Amount      (Deficit)       Total
                               ----------  -------  ----------  ----------  ---------  -------------  -----------
Balance at December 31, 2003   19,285,106  $19,285  $2,299,767  $       -   $      -   $ (1,671,334)  $  647,718

Stock issued for -
  Cash                            532,983      533     349,910                                           350,443
  Services                        150,000      150     150,350                                           150,500
Purchase of treasury stock                                       (100,000)   (85,834)                    (85,834)

    Net income                          -        -           -          -          -        115,283      115,283
                               ----------  -------  ----------  ----------  ---------  -------------  -----------

Balance at December 31, 2004   19,968,089  $19,968  $2,800,027   (100,000)  $(85,834)  $ (1,556,051)  $1,178,110

Stock issued for -
  Services                          2,500        3       2,447          -          -              -        2,450
  Stock options issued                  -        -      49,447          -          -              -       49,447
    Net income                          -        -           -          -          -       (501,780)    (501,780)
                               ----------  -------  ----------  ----------  ---------  -------------  -----------

Balance at December 31, 2005   19,970,589  $19,971  $2,851,921   (100,000)  $(85,834)  $ (2,057,831)  $  728,227
                               ==========  =======  ==========  ==========  =========  =============  ===========

   The accompanying notes are an integral part of these financial statements.

                          HOUSTON AMERICAN ENERGY CORP.
                            STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
-----------------------------------------------------------------------------

                                                         2005         2004
                                                     ------------  ----------
CASH FLOW FROM OPERATING ACTIVITIES
  Income (loss) from operations                      $  (501,780)  $ 115,283

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
  TO NET CASH FROM OPERATIONS
  Depreciation and depletion                             363,196     211,759
  Non-cash expenses                                       51,895      17,166
  Derivative expense                                     722,342
  (Increase) in accounts receivable                     (333,180)   (174,138)
  (Increase) decrease in prepaid expense                  79,983     (84,009)
  (Increase) decrease in other assets                     16,816      36,864
  Increase in accounts payable
    and accrued expenses                                 295,309     175,070
                                                     ------------  ----------

  Net cash provided by operations                        694,581     297,995
                                                     ------------  ----------

CASH FLOW FROM INVESTING ACTIVITIES
  Acquisition of properties and assets                (1,589,594)   (611,897)
  Funds in excess of prospect costs                            -      21,650
                                                     ------------  ----------

  Net cash used in investing activities               (1,589,594)   (590,247)
                                                     ------------  ----------

CASH FLOW FROM FINANCING ACTIVITIES
  Sale of common stock - net of costs                          -     350,443
  Issuance of debt, net of costs                       1,997,500           -
  Payment on loans from principal shareholder           (100,000)          -
                                                     ------------  ----------

  Net cash provided by financing                       1,897,500     350,443
                                                     ------------  ----------

INCREASE IN CASH                                       1,002,487      58,191
  Cash, beginning of period                              721,613     663,422
                                                     ------------  ----------

  Cash, end of period                                $ 1,724,100   $ 721,613
                                                     ============  ==========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid                                      $   150,865   $  67,600

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
  Stock issued for oil and gas activity              $         -   $  47,500

   The accompanying notes are an integral part of these financial statements.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

NOTE 1. - NATURE OF COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL -Houston American Energy Corp. (a Delaware Corporation) ("the Company"
-------
or "HUSA") was incorporated on April 2, 2001. The Company is engaged, as a non-operating joint owner, in the exploration, development, and production of natural gas, crude oil, and condensate from properties located principally in the Gulf Coast area of the United States and international locations with proven production, which to date has focused on Columbia, South America.

GENERAL PRINCIPLES AND USE OF ESTIMATES - The financial statements have been
--------------------------------------------
prepared in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, Management makes informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Management reviews its estimates, including those related to such potential matters as litigation, environmental liabilities, income taxes and determination of proved reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates. Certain amounts for prior periods have been reclassified to conform to the current presentation.

OIL AND GAS REVENUES - The Company recognizes sales revenues based on the amount
--------------------
of gas, oil and condensate sold to purchasers when delivery to the purchaser has occurred and title has transferred. This occurs when production has been delivered to a pipeline. Currently, the Company does not anticipate that the oil and gas sold will be significantly different from the Company's production entitlement.

OIL AND GAS PROPERTIES AND EQUIPMENT - The Company uses the full cost method of
-------------------------------------
accounting for exploration and development activities as defined by the SEC. Under this method of accounting, the costs for unsuccessful, as well as successful, exploration and development activities are capitalized as oil and gas properties. Capitalized costs include lease acquisition, geological and geophysical work, delay rentals, costs of drilling, completing and equipping the wells and any internal costs that are directly related to acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas attributable to a country.

The Company categorizes its full costs pools as costs subject to amortization and costs not being amortized. The sum of net capitalized costs subject to amortization, including estimated future development and abandonment costs, are amortized using the unit-of-production method.

Office equipment is stated at original cost and is depreciated on the straight-line basis over the useful life of the assets, which ranges from three to five years. Oil and gas properties and office equipment carrying values do not purport to represent replacement or market values.

Depreciation expense for office equipment was $2,175 and $2,175 at December 31, 2005 and 2004, respectively and accumulated reserved for depreciation was $7,633 at December 31, 2005. Depletion and amortization for oil and gas properties was $359,521 and $206,584 at December 31, 2005 and 2004, respectively and accumulated reserve for depletion and amortization was $1,364,918 at December 31, 2005. Repairs and maintenance are expensed as incurred.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

COSTS EXCLUDED - Oil and gas properties include costs that are excluded from
---------------
capitalized costs being amortized. These amounts represent costs of investments in unproved properties. The Company excludes these costs on a country-by-country basis until proved reserves are found or until it is determined that the costs are impaired. All costs excluded are reviewed quarterly to determine if impairment has occurred. The amount of any impairment is transferred to the costs subject to amortization.

CEILING TEST - Under the full cost method of accounting, a ceiling test is
-------------
performed each quarter. The full cost ceiling test is an impairment test prescribed by Securities and Exchange Commission (SEC") Regulation S-X. The ceiling test determines a limit, on a country-by-country basis, on the book value of oil and gas properties. The capitalized costs of proved oil and gas properties, net of accumulated depreciation, depletion and amortization ("DD&A") and the related deferred income taxes, may not exceed the estimated future net cash flows from proved oil and gas reserves, using prices in effect at the end of the period with consideration of price change only to the extent provided by contractual arrangement, discounted at 10%, net of related tax effects. If capitalized costs exceed this limit, the excess is charged to expense and reflected as additional accumulated DD&A.

Proved oil and gas reserves, as defined by SEC Regulation S-X, are the estimated quantities of crude oil, natural gas, and condensate which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. The Company emphasizes that the volumes of reserves are estimates, which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data. These estimates, made by an independent reservoir engineer (approximately 65% of reserves) and a reservoir engineer that is a shareholder and director, are reviewed and revised, either upward or downward, as warranted by additional data. Revisions are necessary due to changes in assumptions based on, among other things, reservoir performance, prices, economic conditions and governmental restrictions. Decreases in prices, for example, may cause a reduction in some proved reserves due to uneconomical conditions.

Unevaluated oil and gas properties not subject to amortization at December 31, 2005 include the following:

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

                                                  North      South
                                                 America    America     Total
                                                ---------  ---------  ---------
   Acquistion costs                             $  44,548  $       -  $  44,548
   Geological, geophysical and screening costs        307    151,039    151,346
                                                ---------  ---------  ---------
   Total                                        $  44,855  $ 151,039  $ 195,894
                                                =========  =========  =========

ASSET RETIREMENT OBLIGATIONS - The Company has adopted SFAS 143, "Accounting for
----------------------------
Asset Retirement Obligations," which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. For the company, asset retirement obligations ("ARO") represent the systematic, monthly accretion and depreciation of future abandonment costs of tangible assets such as platforms, wells, service assets, pipelines, and other facilities. SFAS 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, an adjustment is made to the full cost pool, with no gain or loss recognized, unless the adjustment would significantly alter the relationship between capitalized costs and proved reserves. Under the company's previous accounting method, the company included estimated future costs of abandonment and dismantlement in full cost amortization base and amortized these costs as a component of depletion expense. Subsequent to adoption of SFAS 143, the ARO assets, which are carried on the balance sheet as part of the full cost pool, have been included in our amortization base for the purposes of calculating depreciation, depletion and amortization expense. For the purposes of calculating the ceiling test, the future cash outflows associated with settling the ARO liability have been included in the computation of the discounted present value of estimated future net revenues.

The following table describes changes in our asset retirement liability during each of the years ended December 31, 2005 and 2004. The ARO liability in the table below includes amounts classified as both current and long-term at December 31, 2005 and 2004.

                                                     Years Ended December 31,
                                                       2005           2004
                                                   -------------  -------------
   ARO liability at January 1,                          $ 39,952       $ 15,625
   Accretion expense                                       4,504          3,000
   Liabilities incurred from drilling                     20,505
   Liabilities incurred - assets acquired                  3,501
   Liabilities settled - assets abandoned                (17,423)
   Changes in estimates                                   (9,790)        21,327
                                                   -------------  -------------
   ARO liability at December 31                         $ 41,249       $ 39,952
                                                   =============  =============

JOINT VENTURE EXPENSE - Joint venture expense reflects the indirect field
---------------------
operating and regional administrative expenses billed by the operator of the Columbian CaraCara and Tambaqui concessions.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

INCOME TAXES - Deferred income taxes are provided on a liability method whereby
-------------
deferred tax assets and liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

PREFERRED STOCK - The Company has authorized 10,000,000 shares of preferred
----------------
stock with a par value of $.001. The Board of Directors shall determine the designations, rights, preferences, privileges and voting rights of the preferred stock as well as any restrictions and qualifications thereon. No shares of preferred stock have been issued.

STATEMENT OF CASH FLOWS - Cash equivalents consists of demand deposits and cash
------------------------
investments with initial maturity dates of less than three months.

NET LOSS PER SHARE - Basic loss per share is computed by dividing the net loss
--------------------
available to common shareholders by the weighted average of common shares outstanding during the period. Diluted per share amounts assume the conversion, exercise, or issuance of all potential common stock instruments unless the effect is anti-dilutive, thereby reducing the loss or increasing the income per share.

CONCENTRATION OF RISK - The Company is dependent upon the industry skills and
-----------------------
contacts of John F. Terwilliger, the sole director and chief executive officer, to identify potential acquisition targets in the onshore coastal Gulf of Mexico region of Texas and Louisiana. Further, as a non-operator oil and gas exploration and production company and through its interest in a limited liability company and four concessions in the South American country of Colombia, the Company is dependent on the personnel, management and resources of those entities to operate efficiently and effectively.

As a non-operating joint interest owner, the Company has a right of investment refusal on specific projects and the right to examine and contest its division of costs and revenues determined by the company operator.

The Company currently has interests in several concessions in Colombia and expects to be active in Colombia for the foreseeable future. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in political and economic stability in the vicinity of the Company's Colombian operations, the Company may be forced to abandon or suspend their efforts. Either of such events could be harmful to the Company expected business prospects.

At December 31, 2005, 68% of the Company's net oil and gas property investment and 73% of its revenue was with or derived from the company managing the Columbian properties.

The majority of the oil production for 2005 from the Company's mineral interests were sold to an international integrated oil company (96%) The gas production is sold to U.S. natural gas marketing company based on the highest bid. There were no other product sales of more than 10% to a single buyer.

The Company maintains its cash in two banks in Houston, Texas. The total cash balance is insured by the F.D.I.C. up to $100,000 per bank. The Company had cash balances on deposit with the two banks in Houston, Texas that exceeded the balances insured by the F.D.I.C. by $1,524,000.

Stock-Based Compensation - In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results of operations. As the Company has not elected to change to the fair value based method of accounting for stock based employee compensation, the adoption of SFAS No. 148 did not have a material impact on the Company's financial position or results of operations. All disclosure requirements of SFAS No. 148 have been adopted and are reflected in these financial statements.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The Company accounts for stock and options to non-employees at fair value in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force Consensus on Issue No. 96-18.

RESTATEMENT OF INTERIM QUARTERS
-------------------------------

The Company has recently determined that its original accounting for the Subordinated Convertible Notes ("Convertible Notes") and Warrants ("Warrants") issued on May 4, 2005, were not reported in accordance with generally accepted accounting principles. The Notes were originally recorded at their notional amounts; and the fair value of the Warrants was included in Shareholders' Equity. The Company subsequently determined that the Convertible Notes and Warrants contain detachable and embedded derivatives. The Company has revised its accounting for the Convertible Notes and Warrants in this filing, and will concurrently file amendments to its previously filed Forms 10-QSB for the three and six months ended June 30, 2005, and the three and nine months ended September 30, 2005.

SUBORDINATED CONVERTIBLE NOTES AND WARRANTS- DERIVATIVE FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------------
The Convertible Notes and the Warrants have been accounted for in accordance with SFAS 133 and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock." The Company has identified the following instruments and derivatives:

Convertible Notes
Conversion feature
Conversion price reset feature
Company's optional redemption right
Warrants
Warrants exercise price reset feature

The Company has identified the conversion feature; the conversion price reset feature and the Company's optional early redemption right within the Convertible Notes to represent embedded derivatives. These embedded derivatives have been bifurcated from their respective host debt contracts and accounted for as derivative liabilities in accordance with EITF 00-19. The conversion feature, the conversion price reset feature and the Company's optional early redemption right within the Convertible Notes have been bundled together as a single hybrid compound instrument in accordance with SFAS No. 133 Derivatives Implementation Group Implementation Issue No. B-15, "Embedded Derivatives: Separate Accounting for Multiple Derivative Features Embedded in a Single Hybrid Instrument."
The Company has identified the common stock warrant to be a detachable derivative. The warrant exercise price reset provision is an embedded derivative within the common stock warrant. The common stock warrant and the embedded warrant exercise price reset provision have been accounted for as a separate single hybrid compound instrument.

The Single Compound Embedded Derivatives within Convertible Notes and the Derivative Liability for Warrants have been recorded at fair value at the date of issuance (May 4, 2005); and are marked-to-market each quarter with changes in fair value recorded to the Company's income statement as "Net change in fair value of derivative liabilities." The Company has utilized a third party valuation firm to fair value the single compound embedded derivatives under the following methods: a layered discounted probability-weighted cash flow approach for the Single Compound Embedded Derivatives within Convertible Notes; and the Black-Scholes model for the Derivative Liability for Warrants based on a probability weighted exercise price".

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

The fair value of the derivative liabilities are subject to the changes in the trading value of the Company's common stock. As a result, the Company's financial statements may fluctuate from quarter-to-quarter based on factors, such as the price of the Company's stock at the balance sheet date, the amount of shares converted by note holders and/or exercised by warrant holders. Consequently, our financial position and results of operations may vary from quarter-to-quarter based on conditions other than our operating revenues and expenses.

RECENT ACCOUNTING DEVELOPMENTS - In April 2005, the Securities and Exchange
--------------------------------
Commission amended the effective date of Statement of Financial Accounting Standards No. 123R, "Share Based Payment" ('SFAS 123R"), from the first interim or annual period after June 15, 2005 to the beginning of the next fiscal year that begins after June 15, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. That cost will be recognized as an expense over the vesting period of the award. Pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. In addition, the Company will be required to determine fair value in accordance with SFAS 123R. The Company does not expect that SFAS 123R will have a material impact on its consolidated financial statements.

In May 2005, the Financial Accounting Standards Board ('FASB") issued
Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3"('SFAS 154"), which is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS 154 applies to all voluntary changes in accounting principles, and changes the accounting and reporting requirements for a change in accounting principle. SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 carries forward without change the guidance in APB 20 for reporting the correction of an error in previously issued financial statements, a change in accounting estimate and a change in reporting entity, as well as the provisions of SFAS 3 that govern reporting accounting changes in interim financial statements. The Company does not expect that SFAS 154 will have a material impact on its consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29" ("SFAS No. 153"). Previous guidance regarding the accounting for nonmonetary assets was based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. This previous guidance, however, included certain exceptions to that principle, SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are generally effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 will have a material impact on its consolidated financial statements.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47). FIN 47 is an interpretation of FAS No. 143, Asset Retirement Obligations, and relates to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The adoption of FIN 47, effective December 31, 2005, did not have an effect on the Company's consolidated results of operations or financial position.

NOTE 2. - NOTES PAYABLE

NOTE PAYABLE - SHAREHOLDER

A note payable at December 31, 2005, in the amount of $900,000, is owed to John Terwilliger, Chief Executive Officer, who is also a significant shareholder. The note is not secured, bears interest at 7.2% and is due on January 1, 2007 with interest paid monthly, based on cash flow.

SUBORDINATED CONVERTIBLE NOTES

On May 4, 2005, the Company entered into purchase agreements with multiple investors pursuant to which the Company sold $2,125,000 of 8% subordinated convertible notes due 2010.

The notes bear interest at 8%, provide for semi-annual interest payments and mature May 1, 2010. The notes are convertible, at the option of the holders, into common stock of the Company at a price of $1.00 per share, subject to standard anti-dilution provisions relating to splits, reverse splits and other transactions plus a reset provision whereby the conversion price may be adjusted downward to a lower price per share if the Company issues its common stock to others below the stated conversion price. The notes are subject to automatic conversion in the event the Company conducts an underwritten public offering of its common stock from which the Company receives at least $5 million and the public offering price is at least 150% of the then applicable conversion price. The Company has the right to cause the notes to be converted into common stock after May 1, 2006 if the price of the Company's common stock exceeds 200% of the then applicable conversion price on the date of conversion and for at least 20 trading days over the preceding 30 trading days. The Company has the right to repurchase the Notes after May 1, 2007 at 103% of the face amount during 2007, 102% of the face amount during 2008, 101% of the face amount during 2009 and 100% of the face amount thereafter. The notes are unsecured general obligations of the Company and are subordinated to all other indebtedness of the Company unless the other indebtedness is expressly made subordinate to the notes.

The conversion feature, the conversion price, reset provision and the Company's optional early redemption right have been bundled together as a single compound embedded derivative liability, and using a layered discounted probability-weighted cash flow approach, was initially fair valued (as amended - see restatement in Note 1) at $2,368,485 at May 4, 2005. The fair value model comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the Convertible Notes, such as the risk-free interest rate, expected Company stock price and volatility, likelihood of conversion and or redemption, and likelihood default status and timely registration. At inception, the fair value of this single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the Convertible Notes (as unamortized discount which will be amortized over a five-year period under the effective interest method).
At inception the excess of the unamortized discount over the notional amount of the Convertible Note in the amount of $285,547 was charged to expense in the Company's statement of operations.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

At May 4, 2005 (inception as amended), the Convertible Notes were adjusted as follows:

Notional balance of Convertible Notes at inception                $ 2,125,000
Adjustment-Discount for single compound derivative liability       (2,125,000)
                                                                  ------------
Convertible Notes balance at inception, as adjusted               $         -
                                                                  ============

At December 31, 2005, the Convertible Notes comprised the following:

Notional balance of Convertible Notes at December 31, 2005        $ 2,125,000
Adjustment-Discount for single compound derivative liability       (2,090,833)
                                                                  ------------
Convertible Notes balance at December 31, 2005, as adjusted       $    34,167
                                                                  ============

For the period from inception of the Convertible Notes (May 4, 2005) through December 31, 2005, the amortization of unamortized discount on the Convertible Notes was $34,167, which has been classified as interest expense in the accompanying statement of operation.

The Derivative Liability-Compound Embedded Derivatives within Convertible Notes reflect the following activity for the period from inception (May 4, 2005) through December 31, 2005:

Balance at inception (May 4, 2005)                                                 $2,368,485
Mark-to-market adjustment for the period from inception through December 31, 2005      15,561
                                                                                   ----------
Balance at December 31, 2005                                                       $2,384,046
                                                                                   ==========

WARRANTS

On May 4, 2005, the Company entered into three year warrant agreements (the "Warrants") with nine parties whereby 191,250 warrants were issued at an exercise price of $1.00 per share, subject to a reset provision whereby the exercise price would be adjusted downward in the event the Company issued its common stock to others at a price below the initial warrant exercise price. This reset provision represents an embedded derivative, which has not been bifurcated from the host warrant contract (as both are derivatives) and has been a derivative liability at its fair value at date of inception utilizing the Black-Scholes method with a probability weighted exercise price. This fair value model comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the warrants, such as risk free interest rate, expected Company stock price and volatility, likelihood of exercise, and timely registration. The assumptions used at December 31, 2005 were a risk-free interest rate of 3.08%, volatility of 40%, expected term of 2.3 years, dividend yield of 0.00% and a probability weighted exercise price of $.983. The common stock warrants and the embedded warrant price reset provision were initially fair valued (as amended-see restatement in Note 1) at $42,063 at May 4, 2005. At inception, the amount of the value assigned over the notional amount of the Convertible Note in the amount of $42,063 was charged to expense in the Company's statement of operations.

The Derivative Liability-Compound Embedded Derivatives within Warrants reflect the following activity for the period from inception (May 4, 2005) through December 31, 2005.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

Balance at inception (May 4, 2005)                                                  $ 42,063
Mark-to-market adjustment for the period from inception through December 31, 2005    387,067
                                                                                    --------
Balance at December 31, 2005                                                        $429,130
                                                                                    ========

Activity of warrants during the year ended December 31, 2005 is as follows:

                                                Weighted
                                                 Average
                                    Warrants   Share Price
                                    --------  ------------
Outstanding at beginning of period         -              -
Granted                              191,250  $        1.00
                                    --------  -------------
Outstanding at end of period         191,250  $        1.00
                                    ========  =============

Warrants outstanding and exercisable as of December 31, 2005:


                    Exercise    Number of   Remaining   Number of
                    Price       Shares      Life        Shares
                    ---------   ---------   ---------   ---------
                         1.00     191,250        2.58     191,250
                    =========   =========   =========   =========

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES

For the period from inception of the Convertible Notes and Warrants (May 4, 2005) through December 31, 2005, the change in fair value of the derivative liabilities includes the following:

Derivative Liability-Compound Embedded Derivatives within Convertible Notes      $ 15,561
Derivative liability-Compound Embedded Derivatives within Common Stock Warrants   387,067
                                                                                 --------
Net increase in fair value of derivative liabilities                             $402,628
                                                                                 ========

NOTE 3. - RELATED PARTIES

In conjunction with the Company's efforts to secure oil and gas prospects, financing and services, it has, from time to time, granted overriding royalty interests in the Company's various mineral properties to John F. Terwilliger, Chief Executive Officer, and Orrie L. Tawes, a significant shareholder. During 2005 and 2004, approximately $60,000 and $36,000, respectively, was paid to John Terwilliger and Orrie L. Tawes from these royalty interests.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

NOTE 4 - INCOME TAXES

The following table sets forth a reconciliation of the statutory federal income tax for the year ended December 31, 2005 and 2004.

                                                       2005         2004
                                                   ------------  -----------
(Loss) income before income taxes                  $  (262,579)  $  115,238
                                                   ============  ===========

Income tax computed at statutory rates             $   (89,277)  $   39,196
Derivative expense                                     245,596            -
Effect of foreign tax provision, before effect of
changes in tax rate, on the total tax provision        171,247            -
Permanent differences, nondeductible expenses            1,934        7,168
Increase (decrease) in valuation allowance             (96,766)     (58,264)
Other                                                    6,467       11,900
                                                   ------------  -----------
Tax provision                                      $   239,201   $        -
                                                   ============  ===========

Current provision
United States                                      $         -   $        -
Foreign                                                239,201            -
Deferred provision                                           -            -
                                                   ------------  -----------
Total provision                                    $   239,201   $        -
                                                   ============  ===========

No federal income taxes have been paid since the inception of the Company. The Company has a net operating loss carry forward of approximately $1,173,000 which will expire in 2016 through 2018. In addition, the Company has approximately $239,000 of foreign tax credit carryforward which will expire in 2016. The Company's net operating loss carryforwards may be subject to annual limitations, which could reduce or defer the utilization of the loss as a result of an ownership change as defined in section 382 of the Internal Revenue Code.

The tax effects of the temporary differences between financial statement income and taxable income are recognized as a deferred tax asset and liability. Significant components of the deferred tax asset and liability as of December 31, 2005 are set out below.

                                             2005          2004
                                         ------------  ------------
Deferred tax asset:
Net operating loss carryforwards         $   398,888   $   459,550
Foreign tax credit carryforward              239,201
Asset retirement obligation                   15,115        13,584
Valuation allowance                         (420,450)     (337,259)
Book over tax depreciation, depletion
and capitalization methods on oil
and gas properties                          (234,250)     (137,371)
Book over tax accrued interest payments        1,496         1,496
                                         ------------  ------------
Net deferred tax asset                   $         -   $         -
                                         ============  ============

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

FOREIGN INCOME TAXES
----------------------

The Company owns an interest in a Limited Liability Company that operates the activities in Columbia. Colombia's tax rate is 38.5%. Based on information provided by the manager of the LLC the company has determined their share of the Columbia tax liability for 2005 will be $239,201. This amount has been accrued in the fourth quarter and will be funded by withholdings from the revenue received in 2006.

NOTE 5. - STOCK OPTION

On August 12, 2005, the Company's Board of Directors adopted the Houston American Energy Corp. 2005 Stock Option Plan (the "Plan"). The terms of the Plan allow for the issuance of options to purchase 500, 000 shares of the Company's common stock. Persons eligible to participate in the Plan are key employees, consultants and directors of the Company. During the year the Company granted 60,000 options to the members of the Board of Directors and 29,000 to consultants.

The fair value of the options granted to consultants was valued on the date of the grant using the Black-Scholes option-pricing model with the following assumptions, risk-free interest rate of 4.29%, expected life of 10 years , expected stock volatility of 40%, expected dividend yield 0.0%. Using this model yielded a value of $49,447 which was charge to expense in 2005.
The fair value of the options granted to members of the board of directors was valued on the date of the grant using the Black-Scholes option-pricing model with the following assumptions, risk-free interest rate of 4.29%, expected life of 10 years , expected stock volatility of 40%, expected dividend yield 0.0%. If the Company had accounted for the option as recommended in SFAS 123, directors fee expense would have had the following pro forma effect on our net loss and earnings per share for the year ended December 31, 2005.

Net loss as reported                                      $(501,780)
Less: Directors fees determined using fair value method     (69,600)
                                                          ----------
Net (loss)                                                $(571,380)
                                                          ==========

Net loss per share - as reported                          $   (0.03)
Net loss per share pro-forma                              $   (0.03)

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

Option activity during 2005 is as follows:

                                             Weighted
                                             Average
                                  Options  Share Price
                                  -------  ------------
Outstanding at beginning of year        -  $          -
Granted                            89,000          2.42
Excersied                               -             -
Forfieted                               -             -
                                  -------  ------------
Outstanding at end of year         89,000  $       2.42
                                  =======  ============

NOTE 6. - COMMON STOCK

During the year ended December 31, 2005, the Company issued 2,500 shares of its common stock for services valued at $2,450.

NOTE 7. - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENT - The Company leases office facilities under an operating lease
----------------
agreement which expires November 30, 2006. The lease agreement requires payments of $33,026 in 2006. Total rental expense in 2005 was $41,014 and $39,772 in 2004. The Company does not have any capital leases or other operating lease commitments.

LEGAL CONTINGENCIES - The Company is subject to legal proceedings, claims and
--------------------
liabilities that arise in the ordinary course of its business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as further information develops or circumstances change. During the twelve months ended December 31, 2005, the Company was named as defendant in a suit filed in the United States Bankruptcy Court for the Southern District of Texas. The Company settled the bankruptcy litigation. The Company paid the $25,000 to settle the case.

DEVELOPMENT COMMITMENTS - During the ordinary course of oil and gas prospect
------------------------
development, the Company commits to a proportionate share for the cost of acquiring mineral interest, drilling exploratory or development wells and acquiring seismic and geological information. At January 1, 2006, our acquisition and drilling budget for 2006 totaled $1,700,000.

POST RETIREMENT BENEFITS - At December 31, 2005, the Company does not have any
--------------------------
pension plans, other postretirement benefits or employee savings plans.

NOTE 8 - SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and gas Producing Activities".

GEOGRAPHICAL DATA - The following table shows the Company's oil and gas revenues
-----------------
and lease operating expenses, which includes the joint venture expenses incurred in South America, by geographic area:

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

                                                    2005          2004
          REVENUES
              North America                     $  739,384    $  373,591
              South America                      2,041,072       808,472
                                                ----------    ----------
                                                $2,780,456    $1,182,063
                                                ==========    ==========

          PRODUCTION COST
              North America                     $   79,542    $   59,275
              South America                        874,082       354,448
                                                ----------    ----------
                                                $  953,624    $  413,723
                                                ==========    ==========

CAPITAL COSTS - Capitalized costs and accumulated depletion relating to the
--------------
Company's oil and gas producing activities as of December 31, 2005, all of which are onshore properties located in the United States and Columbia, South America are summarized below:

                                           NORTH       SOUTH
                                          AMERICA     AMERICA      TOTAL
                                        ----------- ----------- -----------
Unproved properties not
being amortized                         $   44,855  $  151,039  $  195,894
Properties being amortized               1,760,286   2,039,944   3,800,230
Accumulated depreciation, depletion
and amortization                          (960,053)   (404,865) (1,364,918)
                                        ----------- ----------- -----------
Total capitalized costs                 $  845,088  $1,786,118  $2,631,206
                                        =========== =========== ===========

AMORTIZATION RATE
-----------------
The amortization rate per unit based on barrel equivalents was $6.08 for North America and $6.82 for South America.

ACQUISITION, EXPLORATION AND DEVELOPMENT COSTS INCURRED -Costs incurred in oil
---------------------------------------------------------
and gas property acquisition, exploration and development activities for December 31, 2005 and 2004 is summarized below:

                                                    2005
                                           -----------------------
                                              North       South
                                             America     America
                                           ----------   ----------
Property acquisition costs:
Proved                                      $ 733,719    $ 355,000
Unproved                                       44,548            -
Exploration costs                             954,916    1,508,388
Development costs                              71,950      324,398
                                           ----------   ----------
Total costs incurred                       $1,805,133   $2,187,786
                                           ==========   ==========

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

                                                        2004
                                              ----------------------
                                                 North        South
                                                America      America
                                              ----------   ----------
Property acquisition costs:
Proved                                         $ 776,219    $ 405,002
Unproved                                          48,636       12,159
Exploration costs                                428,476      128,275
Development costs                                 21,077      583,685
                                              ----------   ----------
Total costs incurred                          $1,274,408   $1,129,121
                                              ==========   ==========

RESERVE INFORMATION AND RELATED STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
--------------------------------------------------------------------------------
CASH FLOWS -
----------

The supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates. These estimates are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainly to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

Independent petroleum engineers estimated proved reserves for the Company's properties which represented approximately 65% of total estimated future net revenues at December 31, 2005. The remaining reserves were estimated by a petroleum engineer who is also a shareholder and director of the Company. Reserve definitions and pricing requirements prescribed by the Securities and Exchange Commission were used. Total estimated proved developed and undeveloped reserves by product type and the changes therein are set forth below for the years indicated.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

                                  North America         South America             Total
                              ---------------------  --------------------  ---------------------
                              Gas (mcf)  Oil (bbls)  Gas(mcf)  Oil (bbls)  Gas (mcf)  Oil (bbls)
                              ---------  ----------  --------  ----------  ---------  ----------
Total proved reserves
Balance December 31, 2003      176,600       4,400          -    269,707    176,600     274,107
Extensions and discoveries      54,458      11,274          -    264,981     54,458     276,255
Revisions of prior estimates    32,881      (3,198)         -   (214,948)    32,881    (218,146)
Production                     (61,519)       (886)         -    (24,040)   (61,519)    (24,926)
                              ---------  ----------  --------  ----------  ---------  ----------
Balance December 31, 2004      202,420      11,590          -    295,700    202,420     307,290
Extensions and discoveries     270,536         424          -    146,109    270,536     146,533
Revisions of prior estimates   456,656      (7,810)         -   (128,290)   456,656    (136,100)
Production                     (78,962)     (1,404)         -    (42,898)   (78,962)    (44,302)
                              ---------  ----------  --------  ----------  ---------  ----------
Balance December 31, 2005      850,650       2,800          -    270,621    850,650     273,421
                              =========  ==========  ========  ==========  =========  ==========
Proved developed reserves
at December 31, 2004           141,000       2,500                97,610    141,000     100,110
                              =========  ==========            ==========  =========  ==========
at December 31, 2005           364,970         560          -    200,437    364,970     200,997
                              =========  ==========  ========  ==========  =========  ==========

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated related future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated), and assuming continuation of existing economic conditions. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future cash flows are then discounted using a rate of ten percent a year to reflect the estimated timing of the future cash flows.

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ------------------------------

Standard measu005:


                                                                   NORTH        SOUTH
                                                                  AMERICA      AMERICA       TOTAL
                                                                 ----------  -----------  ------------
Future net cash flows                                            $7,838,800  $13,738,632  $21,577,432
Future production cost                                            3,596,700    5,281,244    8,877,944
Future income tax expense                                           413,513    3,608,140    4,021,653
                                                                 ----------  -----------  ------------
Future net cash flow                                              3,828,587    4,849,248    8,677,835
10% annual discount for timing of cash flows                      1,217,161    1,085,074    2,302,235
                                                                 ----------  -----------  ------------
Standardized measure of discounted future net
cash flow relating to proved oil and gas reserves                $2,611,426  $ 3,764,174  $ 6,375,600
                                                                 ==========  ===========  ============

Changes in standardized measure:
Change due to current year operations
Sales, net of production costs                                                            $(1,826,833)
Changes due to revisions in standardized variables:
Income taxes                                                                               (2,530,084)
Accretion of discount                                                                         517,721
Net change in sales and transfer price, net of production costs                             1,332,704
Revision and others                                                                        (1,374,796)
Discoveries                                                                                 4,865,019
Changes in production rates and other                                                       1,386,245
                                                                                          ------------
Net                                                                                         2,369,976
Beginning of year                                                                           4,005,624
                                                                                          ------------
End of year                                                                               $ 6,375,600
                                                                                          ============

                         HOUSTON AMERICAN ENERGY CORP.
                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 2005
                       ---------------------------------

Standard measure of discounted future net cash flows at December 31, 2004:

                                                       NORTH        SOUTH
                                                      AMERICA      AMERICA       TOTAL
                                                     ----------  -----------  ------------
Future net cash flows                                $1,693,780  $10,018,312  $11,712,092
Future production cost                                  267,550    4,709,171    4,976,721
Future income tax expense                               271,884    1,219,685    1,491,569
                                                     ----------  -----------  ------------
Future net cash flow                                  1,154,346    4,089,456    5,243,802
10% annual discount for timing of cash flows            310,053      928,125    1,238,178
                                                     ----------  -----------  ------------
Standardized measure of discounted future net
cash flow relating to proved oil and gas reserves    $  844,293  $ 3,161,331  $ 4,005,624
                                                     ==========  ===========  ============
Changes in standardized measure:
Change due to current year operations
Sales, net of production costs                                                $  (726,396)
Changes due to revisions in standardized variables:
Income taxes                                                                     (516,350)
Accretion of discount                                                             389,559
Revision and others                                                            (2,329,947)
Discoveries                                                                     4,016,119
                                                                              ------------
Net                                                                               832,985
Beginning of year                                                               3,172,639
                                                                              ------------
End of year                                                                   $ 4,005,624
                                                                              ============

                          HOUSTON AMERICAN ENERGY CORP.
                                  BALANCE SHEET
                                 March 31, 2006
                                   (Unaudited)

                                     ASSETS
                                     ------
CURRENT ASSETS:
  Cash                                                     $ 1,262,811
  Accounts receivable                                          265,439
                                                           ------------
    Total current assets                                     1,528,250
                                                           ------------

PROPERTY, PLANT AND EQUIPMENT
  Oil and gas properties - full cost method
    Costs subject to amortization                            4,236,446
    Costs not being amortized                                  822,708
  Furniture and equipment                                       10,878
                                                           ------------
      Total property, plant and equipment                    5,070,032
  Accumulated depreciation and depletion                    (1,462,030)
                                                           ------------
      Total property, plant and equipment, net               3,608,002
                                                           ------------

OTHER ASSETS                                                   107,465
                                                           ------------
      Total Assets                                         $ 5,243,717
                                                           ============

                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                 $   716,934
  Derivative liability                                       2,916,252
  Notes payable to principal shareholder                       900,000
                                                           ------------
    Total current liabilities                                4,533,186
                                                           ------------

LONG-TERM DEBT:
  Subordinated convertible notes - net of discount              51,057
  Reserve for plugging costs                                    41,249
                                                           ------------
    Total long-term liabilities                                 92,306
                                                           ------------

SHAREHOLDERS' EQUITY:
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 19,970,589 shares outstanding                   19,971
  Additional paid-in capital                                 2,851,920
  Treasury stock, at cost; 100,000 shares                      (85,834)
  Accumulated deficit                                       (2,167,832)
                                                           ------------
    Total shareholders' equity                                 618,225
                                                           ------------
      Total liabilities and shareholders' equity           $ 5,243,717
                                                           ============

  The accompanying notes are an integral part of these financial statements

                                  HOUSTON AMERICAN ENERGY CORP.
                                     STATEMENT OF OPERATIONS
                                           (Unaudited)

                                                          For the Three Months Ended March 31,
                                                       -----------------------------------------
                                                              2005                  2006
                                                       -------------------  --------------------
Revenue
  Oil and gas                                          $           445,510  $           666,172
  Interest                                                           2,204               16,219
                                                       -------------------  --------------------
Total revenue                                                      447,714              682,391
                                                       -------------------  --------------------

Expenses of operations
  Lease operating expense and severance taxes                      170,773              194,651
  Joint venture expenses                                            13,823               49,478
  General and administrative expense                               168,096              211,579
  Depreciation and depletion                                        62,627               89,479
                                                       -------------------  --------------------
Total operating expenses                                           415,319              545,187
                                                       -------------------  --------------------

Income from operations                                              32,395              137,204
                                                       -------------------  --------------------

Other expenses
  Interest expense - derivative                                          -               16,890
  Net change in fair value of derivative liabilities                     -              103,077
  Foreign taxes                                                     11,326               62,153
  Interest expense                                                       -               42,500
  Interest expense on shareholder debt                              18,000               16,200
  Financing fees                                                         -                6,386
                                                       -------------------  --------------------
Total other expenses                                                29,326              247,206
                                                       -------------------  --------------------

Net income (loss)                                      $             3,069  $          (110,002)
                                                       ===================  ====================

Basic and diluted income (loss) per share              $              0.00  $             (0.01)
                                                       ===================  ====================

Basic and diluted weighted average shares                       19,968,089           19,970,589
                                                       ===================  ====================

    The accompanying notes are an integral part of these financial statements

                                  HOUSTON AMERICAN ENERGY CORP.
                                     STATEMENTS OF CASH FLOWS
                                           (Unaudited)

                                                          For the Three Months Ended March 31,
                                                       ------------------------------------------
                                                               2005                  2006
                                                       --------------------  --------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income (loss) from operations                        $             3,069   $          (110,002)
Adjustments to reconcile net loss
  to net cash from operations
    Depreciation and depletion                                      62,627                89,479
    Derivative activity                                                  -               119,967
Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable                     (94,433)              307,882
    (Increase) decrease in prepaid expense                          65,546                 9,965
    Decrease in other assets                                             -                 6,386
    Increase in accounts payable and accrued expenses               36,129               181,269
                                                       --------------------  --------------------

Net cash provided by operations                                     72,938               604,946
                                                       --------------------  --------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of oil and gas properties                           (511,621)           (1,066,235)
                                                       --------------------  --------------------

Net cash used by investing activities                             (511,621)           (1,066,235)
                                                       --------------------  --------------------

CASH FLOWS FROM FINANCING ACTIVITIES                                     -                     -
                                                       --------------------  --------------------

(Decrease) in cash and equivalents                                (438,683)             (461,289)
Cash, beginning of period                                          721,613             1,724,100
                                                       --------------------  --------------------
Cash, end of period                                    $           282,930   $         1,262,811
                                                       ====================  ====================

SUPPLEMENT CASH FLOW INFORMATION:
  Interest paid                                        $            18,000   $            16,200
                                                       ====================  ====================

    The accompanying notes are an integral part of these financial statements

                          HOUSTON AMERICAN ENERGY CORP.
                          Notes to Financial Statements
                                 March 31, 2006
                                   (Unaudited)

NOTE 1. - BASIS OF PRESENTATION

The accompanying unaudited financial statements of Houston American Energy Corp., a Delaware corporation (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and
Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

These financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB for the year ended December 31, 2005.

NOTE 2. - CHANGES IN PRESENTATION

Certain financial presentations for the periods presented for 2005 have been reclassified to conform to the 2006 presentation.

NOTE 3. - SUBORDINATED CONVERTIBLE NOTES AND WARRANTS - DERIVATIVE LIABILITIES

In conjunction with the issuance in May 2005 of Convertible Notes, the conversion feature, the conversion price, reset provision and the Company's optional early redemption right in the Convertible Notes have been bundled together as a single compound embedded derivative liability and, using a layered discounted probability-weighted cash flow approach, was initially fair valued at $2,368,485 at May 4, 2005. The fair value model comprises multiple probability-weighted scenarios under various assumptions reflecting the economics of the Convertible Notes, such as the risk-free interest rate, expected Company stock price and volatility, likelihood of conversion and or redemption, and likelihood default status and timely registration. At inception, the fair value of this single compound embedded derivative was bifurcated from the host debt contract and recorded as a derivative liability which resulted in a reduction of the initial notional carrying amount of the Convertible Notes (as unamortized discount which will be amortized over a five-year period under the effective interest method). At inception the excess of the unamortized discount over the notional amount of the Convertible Note in the amount of $285,547 was charged to expense in the Company's statement of operations.

At March 31, 2006, the Convertible Notes comprised the following:

     Notional balance of Convertible Notes at March 31, 2006         $ 2,125,000
     Adjustment - Discount for single compound derivative liability   (2,073,943)
                                                                     ------------
     Convertible Notes balance at March 31, 2006, as adjusted        $    51,057
                                                                     ============

For the period from December 31, 2005 through March 31, 2006, the amortization of unamortized discount on the Convertible Notes was $16,890, which has been classified as interest expense in the accompanying statement of operation.

The Derivative Liability reflected on the balance sheet at March 31, 2006 consists of the Derivative Liability-Compound Embedded Derivatives within the Convertible Notes plus the Derivative Liability-Compound Embedded Derivatives within the Warrants issued in conjunction with the Convertible Notes.

The Derivative Liability-Compound Embedded Derivatives within Convertible Notes reflect the following activity for the period from December 31, 2005 through March 31, 2006:

     Balance at December 31, 2005                                        $2,384,046
     Mark-to-market adjustment for the period from December 31, 2005 to
       March 31, 2006                                                       119,435
                                                                         ----------
     Balance at March 31, 2006                                           $2,503,481
                                                                         ==========

The Derivative Liability-Compound Embedded Derivatives within Warrants reflect the following activity for the period from December 31, 2005 to March 31, 2006.

     Balance at December 31, 2005                                        $429,129
     Mark-to-market adjustment for the period from December 31, 2005 to
       March 31, 2006                                                     (16,358)
                                                                         ---------
     Balance at March 31, 2006                                           $412,771
                                                                         =========

NOTE 4. - SUBSEQUENT EVENTS

Issuance of Common Stock and Warrants

On April 28, 2006, the Company entered into Subscription Agreements (the "Purchase Agreements") with multiple investors pursuant to which the Company sold 5,533,333 shares of common stock (the "Shares") for $16,599,999.

The Shares were offered and sold in a private placement transaction pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the investors is an "accredited investor", as defined in Rule 501 promulgated under the Securities Act.

Pursuant to the terms of the Subscription Agreements, the Company and the investors entered into Registration Rights Agreements under which the Company agreed to file with the Securities and Exchange Commission, within 60 days, a registration statement covering the Shares. In conjunction with the placement of the Shares, John Terwilliger, O. Lee Tawes III and Edwin Broun III each entered into lock-up agreements pursuant to which each agreed not to offer or sell any shares of the Company's common stock until the earlier of the effective date of the registration statement relating to the Shares or one year from the sale of the Shares.

Sanders Morris Harris Inc. acted as placement agent in connection with the offer and sale of the Shares. For its services as placement agent, Sanders Morris Harris Inc. received commissions totaling $1,162,000 and a warrant (the "Placement Agent Warrant") to purchase 415,000 shares of common stock at $3.00 per share. The Registration Rights Agreements provide that the shares of common stock underlying the Placement Agent Warrant are to be included in the registration statement to be filed.

Repayment of Shareholder Loan

Shareholder loans, in the principal amount of $900,000, were repaid in full from the proceeds of the April 2006 private placement.

Conversion of 8% Subordinated Convertible Notes

On May 2, 2006, the Company notified the holders of its 8% Subordinated Convertible Notes (the "Notes") of its election to convert the Notes into shares of the Company's common stock. As a result of such election, the full principal amount of the Notes of $2,125,000 has been satisfied by conversion of the same into 2,125,000 shares of common stock.

The shares of common stock issued on conversion of the Notes were offered and issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Each of the investors is an "accredited investor", as defined in Rule 501 promulgated under the Securities Act.